CREDIT AGREEMENT

Dated as of November 14, 2008

among

AMERIGAS PROPANE, L.P.,
as Borrower,

AMERIGAS PROPANE, INC.,
as a Guarantor,

PETROLANE INCORPORATED,
as a Guarantor,

CITIZENS BANK OF PENNSYLVANIA,
as Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

WACHOVIA CAPITAL MARKETS, LLC,
Lead Arranger and Bookrunner

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, supplemented, assigned or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of November 14, 2008, among AMERIGAS PROPANE, L.P., a Delaware limited partnership (the “Borrower”), AMERIGAS PROPANE, INC., a Pennsylvania corporation (the “General Partner”), PETROLANE INCORPORATED, a Pennsylvania corporation (“Petrolane”; the General Partner and Petrolane are, on a joint and several basis, the “Guarantors”; the Borrower, the General Partner and Petrolane are, on a joint and several basis, the “Obligors”), CITIZENS BANK OF PENNSYLVANIA, as Syndication Agent, the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (the “Agent”).

WHEREAS, the Obligors have requested $50,000,000 of Revolving Commitments under this Agreement, the proceeds of which are to be used by the Borrower for working capital and general purposes of the Borrower; and

WHEREAS, the Banks are willing, on the terms and subject to the conditions set forth in this Agreement, to enter into, and to extend credit under, this Agreement as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. The following terms have the following meanings:

“Acquired Debt” means with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

“Acquisition” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Asset Acquisition.

“Acquisition Loan” means, any outstanding acquisition loans as defined in and made pursuant to Section 2.1(a) of the Existing Credit Agreement.

“AEPH” means AmeriGas Eagle Holdings, Inc. (formerly CP Holdings, Inc.), a Delaware corporation.

“AEPI” means AmeriGas Eagle Propane, Inc. (formerly Columbia Propane Corporation), a Delaware corporation.

“AEPLP” means AmeriGas Eagle Propane, L.P. (formerly Columbia Propane, L.P.), a Delaware limited partnership.

“AEPLP Acquisitions” has the meaning specified in Section 8.16.

“AEPLP Available Date” means the earliest of (i) 180 days after the expiration of the Debt Indemnity provided under the National Propane Purchase Agreement, (ii) the purchase by AEPLP of the partnership interest of the Special Limited Partner (as defined in the AEPLP Partnership Agreement) in AEPLP pursuant to the Special Limited Partner’s put option under Section 4.5 of the AEPLP Partnership Agreement and (iii) the purchase by AEPLP of the partnership interest of the Special Limited Partner in AEPLP pursuant to AEPLP’s call option under Section 4.5 of the AEPLP Partnership Agreement.

“AEPLP Guaranty Date” has the meaning specified in Section 8.18.

“AEPLP Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of National Propane, L.P. (renamed AEPLP), dated as of July 19, 1999, by and among AEPI, AEPH, and National Propane Corporation, as amended, supplemented, or otherwise modified from time to time.

“AEPLP Taxes” means all federal, state, local or foreign taxes, governmental fees or like charges of any kind whatsoever, whether disputed or not.

“Affected Bank” has the meaning specified in Section 4.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means Wachovia in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 10.9.

“Agent-Related Persons” means the Agent, together with its Affiliates (including, in the case of Wachovia in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Payment Office” means the address for payments set forth on Schedule 12.2 hereto in relation to the Agent, or such other address as the Agent may from time to time specify by written notice to the Borrower and the Banks.

“Agreement” has the meaning specified in the introductory clause hereto.

“AmeriGas Eagle Parts & Service” means AmeriGas Eagle Parts & Service, Inc., a Pennsylvania corporation.

“Annual Limit” has the meaning specified in Section 8.4(c).

“Applicable Margin” means

(i) with respect to Base Rate Loans: 2.00%; and

(ii) with respect to Eurodollar Rate Loans: 3.00%

“Arranger” means Wachovia Capital Markets, LLC.

“Asset Acquisition” means (a) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Borrower or any Restricted Subsidiary, (b) the acquisition by the Borrower or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or (c) the purchase or other acquisition by the Borrower or any Restricted Subsidiary (in one or a series of transactions) of any division or line of business of any Person (other than a Restricted Subsidiary).

“Asset Sale” has the meaning specified in Section 8.8(c).

“Assets” means the assets owned by, licensed to, leased or otherwise used in the business by the Borrower and its Subsidiaries.

“Assignee” has the meaning specified in Section 12.9(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Available Cash” as to any calendar quarter means

(a) the sum of (i) all cash of the Borrower and the Restricted Subsidiaries on hand at the end of such quarter and (ii) all additional cash of the Borrower and the Restricted Subsidiaries on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings subsequent to the end of such quarter, less

(b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Borrower and the Restricted Subsidiaries (including reserves for future capital expenditures) subsequent to such quarter, (ii) provide funds for distributions under Sections 5.3(a), (b) and (c) or 5.4(a) of the partnership agreement of the Public Partnership (such Sections as in effect on the Closing Date, together with all related definitions, being hereby incorporated herein in the form included in such partnership agreement on the Closing Date and without regard to any subsequent amendments or waivers of the provisions of, or any termination of, such partnership agreement) in respect of any one or more of the next four quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which the Borrower or any Restricted Subsidiary is a party or its assets are subject; provided, however, that Available Cash attributable to any Restricted Subsidiary shall be excluded to the extent dividends or distributions of such Available Cash by such Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

In addition, without limiting the foregoing, Available Cash shall reflect a reserve equal to 50% of the interest to be paid on the First Mortgage Notes and the Acquisition Loans in the next fiscal quarter and, beginning with a date three fiscal quarters before a scheduled principal payment date on the First Mortgage Notes, and the “Revolving Loans” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, the Revolving Loans hereunder or the Acquisition Loans, 25% of the aggregate principal amount thereof due on any such payment date in the third succeeding fiscal quarter, 50% of the aggregate principal amount due on any such quarterly payment date in the second succeeding fiscal quarter and 75% of the aggregate principal amount due on any quarterly payment date in the next succeeding fiscal quarter on such notes and facilities. The foregoing reserves for principal amounts to be paid shall be reduced by the aggregate amount of advances available to the Borrower from responsible financial institutions under binding, irrevocable credit facility commitments (and which are subject to no conditions which the Borrower is unable to meet) and letters of credit to be used to refinance such principal (so long as no repayment obligations under such credit facilities and no reimbursement obligation with respect to any such letter of credit would come due within three quarters).

“Bank” has the meaning specified in the introductory clause hereto.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. § 101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the LIBOR Market Index Rate plus 1%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory clause hereto.

“Borrower Financials” has the meaning specified in Section 7.1.

“Borrower’s Account” means the account maintained by the Borrower with Mellon Bank, N.A. and designated as account number 094-0764 or such other account designated by the Borrower in writing.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Banks and, in the case of Eurodollar Rate Loans, having the same Interest Period, in either case under Article II.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.3.

“Business” means the business of wholesale and retail sales, distribution and storage of propane gas and related petroleum derivative products and the retail sale of propane related supplies and equipment, including home appliances.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Payment Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Stock” means with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including, with respect to partnerships and limited liability companies, partnership interests (whether general or limited) or membership interests and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Restricted Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the principal components thereof.

“Capped Investments” has the meaning specified in Section 8.18(a).

“Carryover Threshold” has the meaning specified in Section 8.16.

“Cash Equivalents” has the meaning specified in Section 8.4(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” means (i) UGI shall fail to own directly or indirectly 100% of the general partnership interests in the Borrower, or, if the Borrower shall have been converted to a corporate form, at least 51% of the voting shares of the Borrower; or (ii) UGI shall fail to own directly or indirectly at least a 30% ownership interest in the Borrower.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by the Banks.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, in each case as in effect from time to time.

“Columbia Acquisition” means the acquisition by the Borrower of the propane distribution business of Columbia Energy Group, a Delaware corporation, pursuant to the Columbia Purchase Agreement.

“Columbia Purchase Agreement” means that certain Purchase Agreement, dated as of January 30, 2001, and amended and restated on August 7, 2001 by and among Columbia Energy Group, a Delaware corporation, AEPI, AEPLP, the Borrower, the Public Partnership and the General Partner, as amended, supplemented or otherwise modified from time to time.

“Commitment”, as to each Bank, means its Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Flow” means with respect to the Borrower and the Restricted Subsidiaries for any period, (1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-Cash Charges, (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense less (2) any non-cash items increasing Consolidated Net Income for such period that had previously been added to Consolidated Net Income when incurred as a Consolidated Non-Cash Charge. Consolidated Cash Flow shall be calculated after giving effect, on a pro forma basis for the four full fiscal quarters immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Cash Flow, to, without duplication, any Asset Sales or Asset Acquisitions (including without limitation any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt) occurring during the period commencing on the first day of such period to and including the date of the transaction (the “Reference Period”), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that Consolidated Cash Flow generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset and non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries in the operation of the Borrower’s business at similarly situated Borrower facilities or Restricted Subsidiary facilities.

“Consolidated Income Tax Expense” means with respect to the Borrower and the Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Borrower and the Restricted Subsidiaries for any period, without duplication, the sum of (i) the interest expenses of the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including without limitation (a) any amortization of debt discount, (b) the net cost under Interest Rate Agreements, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest plus (ii) the interest component of capital leases paid, accrued or scheduled to be paid or accrued by the Borrower and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means the net income of the Borrower and the Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude (i) net after-tax extraordinary gains or losses, (ii) net after-tax gains or losses attributable to Asset Sales, (iii) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Borrower or any Restricted Subsidiary, (iv) the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation and (v) the cumulative effect of any changes in accounting principles.

“Consolidated Net Worth” means, of any Person, at any date of determination, the total partners’ equity (in the case of a partnership), total stockholders’ equity (in the case of a corporation) or total membership interests (in the case of a limited liability company) of such Person at such date, as would be shown on a balance sheet (consolidated, if applicable) of such Person and, if applicable, its Subsidiaries (Restricted Subsidiaries in the case of the Borrower) prepared in accordance with GAAP (less, in the case of the Borrower, the Net Amount of Unrestricted Investment as of such date).

“Consolidated Net Tangible Assets” means, as of any date, (i) the Total Assets, as of such date, minus (ii) all current liabilities of the Borrower and the Restricted Subsidiaries, as of such date (other than (A) any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (B) current maturities of long term debt), minus (iii) all goodwill, trade names, trademarks, patents, licenses, purchased technology, unamortized debt discount and expenses and other like intangible assets of the Borrower and the Restricted Subsidiaries, as of such date, in each case in clauses (i), (ii) and (iii), as determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-Cash Charges” means, with respect to the Borrower and the Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting in write downs in non-current assets, in each case reducing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse (otherwise than for collection or deposit in the ordinary course of business), (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Control Affiliate” means UGI, the Public Partnership, the General Partner and any Person controlling or controlled by, or under common control with, UGI, the Public Partnership or the General Partner (other than the Borrower or any of its Subsidiaries).

“Conversion/Continuation Date” means any date on which, under Section 2.4, any Borrower (a) converts Loans of one Type to the other Type, or (b) continues as Eurodollar Rate Loans, but with a new Interest Period, Eurodollar Rate Loans having Interest Periods expiring on such date.

“Covered Persons” shall have the meaning specified in the definition of Restricted Payment.

“Credit Extension” means and includes the making of any Loan hereunder.

“Credit Parties” means the Obligors and any Restricted Subsidiary party to the Subsidiary Guarantee.

“Debt Indemnity” means the indemnity provided by Triarc Companies, Inc. under Section 5.9 of the National Propane Purchase Agreement.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder unless the subject of a good faith dispute or the result of administrative error or otherwise failed to pay over to the Agent or any other Bank any amount (other than a Loan) required to be paid by it hereunder within three Business Days of the date when due unless the subject of a good faith dispute or the result of administrative error, (b) has notified the Borrower or the Agent that it does not intend to comply with its obligations under this Agreement or (c) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designation Amounts” has the meaning specified in Section 7.8(a).

“Designee” has the meaning specified in Section 7.8(d).

“Disinterested Directors” means, with respect to any transaction or series of transactions with Affiliates, a member of the Board of Directors of the General Partner who has no financial interest, and whose employer has no financial interest, in such transaction or series of transactions.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBIT” means, for any period, the Borrower’s and its Restricted Subsidiaries’ Consolidated Net Income (without duplication, not including losses resulting from the extinguishment of debt and extraordinary gains or losses, other than losses arising from reserves established in connection with the Tax Indemnity Provisions (as defined in the National Propane Purchase Agreement)) plus Consolidated Interest Expense and Consolidated Income Tax Expense in each case for such period, as determined in accordance with GAAP.

“EBITDA” means, for any period, EBIT plus the Borrower’s and its Restricted Subsidiaries’ depreciation and amortization of property, plant and equipment and intangible assets, in each case as taken into account in calculating Consolidated Net Income, in each case for such period, as determined in accordance with GAAP.

For the purposes of calculating the Leverage Ratio, EBITDA for any period (the “Applicable Period”) shall be adjusted by the addition of the EBITDA of any Asset Acquisitions made during the Applicable Period, as if such Asset Acquisitions occurred on the first day of the Applicable Period, plus the addition of the Savings Factor (as defined below).

The “Savings Factor” shall equal, with respect to any Asset Acquisition, an amount equal to 50% of the difference between (a) Actual Acquisition Expense (as defined below) minus (b) Pro Forma Acquisition Expense (as defined below). “Actual Acquisition Expense” means an amount equal to the personnel expenses and non personnel costs and expenses (which would be deducted from gross profits in calculating costs and EBITDA) related to the operation of any Asset Acquisition from the beginning of the Applicable Period to the date of the purchase of the Asset Acquisition. “Pro Forma Acquisition Expense” means an amount equal to the personnel and non-personnel costs and expenses (which would be deducted from gross profits in calculating costs and EBITDA) that would have been incurred with respect to the operation of any Asset Acquisition for the period from the beginning of the Applicable Period to the date of purchase of the Asset Acquisition, on the assumption that the ongoing personnel and non personnel cost and expense savings projected as of the date of the Asset Acquisition had been realized on the first day of the Applicable Period. In no event shall the aggregate Savings Factor for any Applicable Period exceed 10% of EBITDA, before taking into effect the EBITDA relating to such Asset Acquisition, for the Borrower and its Restricted Subsidiaries for such Applicable Period.

“Effective Amount” means: with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; and (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided, that such bank is acting through a branch or agency located in the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental matters.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to make a required contribution to a Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to the rate determined by the Agent to be the offered rate that appears on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wachovia and with a term equivalent to such Interest Period would be offered by Wachovia’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period; and

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 6, 2006, among the Obligors, the financial institutions party thereto, Citigroup Global Markets, Inc., as syndication agent, J.P. Morgan Securities, Inc. and Credit Suisse Securities (USA) LLC, as co-documentation agents, and Wachovia as administrative agent, as modified, supplemented or otherwise amended from time to time in accordance with its terms.

“Existing Credit Agreement Commitment Reduction” shall have the meaning set forth in Section 2.7.

“Existing Credit Agreement Prepayment” shall have the meaning set forth in Section 2.7.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wachovia on such day on such transactions as determined by the Agent.

“First Mortgage Note Agreements” means, collectively, (a) the Note Agreement, dated as of March 15, 1999, among the Borrower, the General Partner and the holders of the Series D First Mortgage Notes, as the same may be amended, supplemented or otherwise modified from time to time and (b) the Note Agreement, dated as of March 15, 2000, among the Borrower, the General Partner and the holders of the Series E First Mortgage Note, as the same may be amended, supplemented or otherwise modified from time to time.

“First Mortgage Notes” means the Series D First Mortgage Notes and the Series E First Mortgage Notes.

“Foreign Bank” has the meaning specified in Section 10.13(a).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” has the meaning specified in Section 1.3(a).

“Guaranteeing Entity” has the meaning specified in Section 7.9(f).

“Guarantors” has the meaning specified in the introductory clause hereto.

“General Partner” has the meaning specified in the introductory clause hereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Material” means:

(a)	any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c) any petroleum product other than propane; or

(d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Incorporated Covenant” has the meaning specified in Section 7.9(d).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Liabilities; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; (i) any Preferred Stock of any Subsidiary of such Person valued at the sum of the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Liabilities” has the meaning specified in Section 12.5.

“Indemnified Parties” has the meaning specified in Section 12.5.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case undertaken under U.S. Federal, state or foreign law, including in each case the Bankruptcy Code.

“Intercompany Loan Agreement” means that certain Loan Agreement, dated July 19, 1999, between National Propane, L.P. (renamed AEPLP) and Columbia Propane Corporation (renamed AEPI), as amended, supplemented or otherwise modified from time to time.

“Intercompany Note” means that certain Promissory Note, dated July 19, 1999, by AEPLP in favor of the Borrower by endorsement from AEPI in the original principal amount of $137,997,000, as amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, and (ii) as to any Base Rate Loan, the last Business Day of each calendar quarter; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one or two weeks or one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower against fluctuations in interest rates on Senior Indebtedness.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution of such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an “Investment” for purposes of this Agreement). For purposes of Section 8.4(c), the amount involved in Investments made during any period shall be the aggregate cost to the Borrower and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made).

“Investment Condition” has the meaning specified in Section 7.8(a).

“Investment Limit” has the meaning specified in Section 8.4(c).

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Keep Well Agreement” means that certain Keep Well Agreement, dated as of August 21, 2001, between the Borrower and Columbia Propane Corporation (renamed AEPI).

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, on Schedule 12.2, or such other office or offices as such Bank may from time to time notify the Borrower and the Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Debt to (ii) EBITDA.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, for such day, provided, if such day is not a London business day, the immediately preceding London business day.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Bank to the Borrower under Article II, and may be a Base Rate Loan or a Eurodollar Rate Loan (each a “Type” of Loan).

“Loan Documents” means this Agreement, any Notes, the fee letters, the Subsidiary Guarantee, each Notice of Borrowing, each Notice of Conversion/Continuation and each Compliance Certificate.

“Long Term Funded Debt” means, as applied to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from the date of execution of the instruments governing any such Indebtedness or, if applicable, the execution of any instrument extending the maturity date of such Indebtedness, provided, that Long Term Funded Debt shall include any Indebtedness which does not otherwise come within the foregoing definition but which is directly or indirectly renewable or extendible at the option of the debtor to a date one year or more (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of execution of the instruments governing any such Indebtedness or, if applicable, the execution of any instrument extending the maturity date of such Indebtedness.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse effect on the business, Assets or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Borrower or any Restricted Subsidiary to perform any of its obligations under this Agreement, the Notes or the other Loan Documents to which it is a party.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Borrower or any ERISA Affiliate may have any liability.

“National Propane Purchase Agreement” means that certain Purchase Agreement, dated April 5, 1999, by and among AEPLP, AEPH, AEPI, National Propane Partners, L.P., National Propane Corporation, National Propane SGP, Inc. and Triarc Companies, Inc., as amended, supplemented or otherwise modified from time to time.

“Net Amount of Unrestricted Investment” means the sum of, without duplication, (x) the aggregate amount of all Investments made after the date hereof pursuant to Section 8.4(h) (computed as provided in the last sentence of the definition of Investment) and (y) the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries pursuant to the provisions of Section 7.8 less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries in accordance with the provisions of Section 7.8 and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

“Net Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) reasonable brokerage commissions and other reasonable fees and expenses (including without limitation reasonable fees and expenses of legal counsel and accountants and reasonable fees, expenses and discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to such Asset Sale; (iv) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) amounts required to be applied to the repayment of Indebtedness (other than the Obligations and the other Senior Indebtedness) secured by a Lien on the asset or assets sold in such Asset Sale.

“Non-AEPLP Restricted Subsidiary” has the meaning specified in Section 8.18(a).

“Non-PP&E Assets” has the meaning specified in Section 8.18(b).

“Note” means a promissory note executed by the Borrower in favor of a Bank pursuant to Section 2.2(d), substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by any of the Obligors or other Credit Parties to any Bank, the Agent or any Indemnified Party, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Obligors” has the meaning specified in the introductory clause hereto.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Officers’ Certificate” means as to any corporation, a certificate executed on its behalf by the Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents, and its Treasurer, or Controller, or one of its Assistant Treasurers or Assistant Controllers, and, as to any partnership, a certificate executed on behalf of such partnership by its general partner in a manner which would qualify such certificate (a) if such general partner is a corporation, as an Officers’ Certificate of such general partner hereunder or (b) if such general partner is a partnership or other entity, as a certificate executed on its behalf by Persons authorized to do so pursuant to the constituting documents of such partnership or other entity.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and as to any partnership, its partnership agreement, certificate of partnership and related agreements and as to any other entity, such other entity’s analogous organizational documents, as the same may be amended, supplemented or otherwise modified from time to time.

“Originating Bank” has the meaning specified in Section 12.9(e).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 12.9(e).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Borrower, as the same may from time to time be amended, supplemented or otherwise modified.

“Partnership Unrestricted Subsidiaries” means the Unrestricted Subsidiaries of the Public Partnership as defined in the Public Partnership Indenture as in effect on the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA) with respect to which the Borrower or any ERISA Affiliates may have any liability.

“Permitted Banks” has the meaning specified in Section 8.4(a).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Petrolane” has the meaning specified in the introductory clause hereto.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“PP&E Acquisition/Investment/Transfer Limit” has the meaning specified in Section 8.16.

“PP&E Assets” means assets that would, in accordance with GAAP, be classified and accounted for as “property, plant and equipment” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“PP&E Transfer” has the meaning specified in Section 8.18(b).

“PPD/GP Debt Contribution” means the amount of aggregate net cash proceeds previously received by the Borrower from time to time from the Public Partnership as a capital contribution made with the proceeds of Public Partnership Indebtedness and the General Partner in connection with its related and contemporaneous capital contribution and designated as such by such Persons at the time of contribution in the corporate or other records of such Persons.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of distributions or dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person.

“Prime Rate” means, at any time, the rate of interest in effect for such day as publicly announced from time to time by Wachovia as its “prime rate” (which is not necessarily the lowest rate charged to any customer). Any change in such rate announced by Wachovia shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all Banks.

“Public Partnership” means AmeriGas Partners, L.P., a Delaware limited partnership.

“Public Partnership Indenture” means each of the Indentures among the Public Partnership, its financing subsidiaries, and Wachovia, as trustee, with respect to the Public Partnership Notes, as the same may be amended, supplemented or otherwise modified from time to time.

“Public Partnership Notes” means the notes issued, from time to time, jointly and severally, by the Public Partnership and its financing subsidiaries, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchase Money Lien” has the meaning specified in Section 8.3(h).

“Redeemable Capital Stock” means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the date of the last scheduled payment of any Loan then outstanding or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for Indebtedness at any time prior to such date.

“Reference Period” shall have the meaning specified in the definition of Consolidated Cash Flow.

“Replacement Bank” has the meaning specified in Section 4.7.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Banks” means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no amounts are outstanding, Banks then having at least 66-2/3% of the aggregate amount of the Commitments.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

“Responsible Officer” means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means with respect to the Borrower and its Restricted Subsidiaries (the “Covered Persons”), (a) in the case of any Covered Person that is a partnership, (i) any payment or other distribution, direct or indirect, in respect of any partnership interest in such Covered Person, except a distribution payable solely in additional partnership interests in such Covered Person, and (ii) any payment, direct or indirect, by such Covered Person on account of the redemption, retirement, purchase or other acquisition of any partnership interest in such Covered Person, except to the extent that such payment consists of additional partnership interests in such Covered Person; or (b) in the case of any Covered Person that is a corporation, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of such Covered Person then outstanding, except a dividend payable solely in shares of stock of such Covered Person, and (ii) any payment, direct or indirect, by such Covered Person on account of the redemption, retirement, purchase or other acquisition of any shares of any class of stock of such Covered Person then outstanding, or of any warrants, rights or options, to acquire any such shares, except to the extent that such payment consists of shares of Capital Stock of such Covered Person; (c) in the case of any Covered Person that is a limited liability company, (i) any payment or other distribution, direct or indirect, in respect of any membership interest in such Covered Person, except a distribution payable solely in additional membership interests in such Covered Person, and (ii) any payment, direct or indirect, by such Covered Person on account of the redemption, retirement, purchase or other acquisition of any membership interest in such Covered Person, except to the extent that such payment consists of additional membership interests in such Covered Person; or (d) any indemnification payment made by AEPLP, AEPH or AEPI pursuant to the Tax Indemnity Provisions (as defined in the National Propane Purchase Agreement), including any payment made by the Borrower to AEPI pursuant to the Keep Well Agreement or (e) any payment by Borrower with respect to unsecured Indebtedness of the Borrower owing to the General Partner or an Affiliate of the General Partner.

“Restricted Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States or any state thereof or Canada or any province thereof or the District of Columbia, none of the Capital Stock or ownership interests of which is owned by Unrestricted Subsidiaries and substantially all of the operating assets of which are located in, and substantially all of the business of which is conducted within, the United States or Canada and which is designated as a Restricted Subsidiary in Schedule 6.2 or which shall be designated as a Restricted Subsidiary by the General Partner at a subsequent date as provided in Section 7.8; provided, however, that (a) to the extent a newly formed or acquired Subsidiary is not declared either a Restricted Subsidiary or an Unrestricted Subsidiary within 90 days of its formation or acquisition, such Subsidiary shall be deemed a Restricted Subsidiary and (b) a Restricted Subsidiary may be designated as an Unrestricted Subsidiary in accordance with the provisions of Section 7.8.

“Revolving Commitment” has the meaning specified in Section 2.1.

“Revolving Loan” has the meaning specified in Section 2.1.

“Routine Permits” has the meaning specified in Section 6.8(a).

“Sale and Lease-Back Transaction” of a Person (a “Transferor”) means any arrangement (other than between the Borrower and a Wholly-Owned Restricted Subsidiary or between Wholly-Owned Restricted Subsidiaries) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.

“Sale Condition” has the meaning specified in Section 7.8(a).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Senior Indebtedness” means the Obligations, the obligations of the Borrower and the General Partner under the First Mortgage Notes, the obligations of the Obligors or other Credit Parties under the Existing Credit Agreement and any other Indebtedness incurred pursuant to Section 8.1(a) and Section 8.1(b).

“Series D First Mortgage Notes” means the First Mortgage Notes, Series D, in aggregate principal amount not exceeding $70,000,000, issued pursuant to that certain Note Agreement, dated as of March 15, 1999, among the Borrower, the General Partner and the purchasers named in Schedule I thereto, as amended, supplemented, assigned or otherwise modified from time to time.

“Series E First Mortgage Notes” means the First Mortgage Notes, Series E, in an aggregate principal amount of $80,000,000, issued pursuant to that certain Note Agreement, dated as of March 15, 2000, among the Borrower, the General Partner and the purchasers named in Schedule I thereto, as amended, supplemented, assigned or otherwise modified from time to time.

“Significant Subsidiary Group” means any Subsidiary of the Borrower which is, or any group of Subsidiaries of the Borrower all of which are, at any time of determination, subject to one or more of the proceedings or conditions described in subsection (f) or (g) of Section 9.1 and which Subsidiary or group of Subsidiaries accounted for (or in the case of a recently formed or acquired Subsidiary would have so accounted for on a pro forma basis) more than 1% of consolidated operating revenues of the Borrower for the fiscal year most recently ended or more than 1% of consolidated Total Assets of the Borrower as of the end of the most recently ended fiscal quarter, in each case computed in accordance with GAAP.

“Subject Property” shall have the meaning specified in the definition of Sale and Lease-Back Transaction.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability company, joint venture or association with ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or Persons performing similar functions) of such trust or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantee” means that certain Restricted Subsidiary Guarantee, dated as of the date hereof, by all of the Restricted Subsidiaries (other than AEPLP and any Subsidiary of AEPLP) for the benefit of the Agent, as the same may be amended, supplemented, assigned or otherwise modified from time to time.

“Surety Instruments” means all letters of credit (including standby and commercial), bankers acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

“Taxes” means any and all present or future taxes, levies, imposts or withholdings, and all penalties, interest and additions to taxes with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank’s net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

“Termination Date” means the earlier to occur of:

(a) May 14, 2009; and

(b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Total Assets” means as of any date of determination, the consolidated total assets of the Borrower and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

“Total Debt” means as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and the Restricted Subsidiaries at the time outstanding (other than Indebtedness permitted by Section 8.1(c)). For purposes of computing the Leverage Ratio pursuant to Section 8.14, Total Debt shall also include the obligations described in clause (c) of the definition of “Contingent Obligation.”

“Transfer” has the meaning specified in Section 8.18(b).

“Transferor” shall have the meaning specified in the definition of Sale and Lease-Back Transaction.

“Type” has the meaning specified in the definition of “Loan.”

“UGI” means UGI Corporation, a Pennsylvania corporation.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means a Subsidiary of the Borrower which is not a Restricted Subsidiary.

“Wachovia” means Wachovia Bank, National Association and its successors.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary that is also a Wholly-Owned Subsidiary of the Borrower.

“Wholly-Owned Subsidiary” means, as applied to any Subsidiary of any Person, a Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the Capital Stock of each class having ordinary voting power, and 100% of the Capital Stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by such Person, or by one or more of such Person’s other Wholly-Owned Subsidiaries, or both; provided, that for the purposes of this Agreement, (a) AEPLP shall be deemed a “Wholly-Owned Subsidiary” of the Borrower for so long as the Borrower directly or indirectly owns at least 99% of the Capital Stock of AEPLP and 100% of the general partnership interests therein, and (b) AmeriGas Eagle Parts & Service shall be deemed a “Wholly-Owned Subsidiary” of the Borrower for so long as (i) AEPLP remains a Restricted Subsidiary and a “Wholly-Owned Subsidiary” of the Borrower and (ii) AEPLP directly or indirectly owns at least 100% of the Capital Stock of AmeriGas Eagle Parts & Service.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “including” is not limiting and means “including without limitation.”

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent and shall each be performed in accordance with their terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent’s or Banks’ involvement in their preparation.

1.3 Accounting Principles. (a) Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles in effect in the United States of America from time to time (“GAAP”). Notwithstanding the foregoing, if the Borrower, the Required Banks or the Agent determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may seek of the others a renegotiation of any financial covenant affected thereby. If the Borrower, the Required Banks and Agent cannot agree on renegotiated covenants, then, for the purposes of this Agreement, GAAP will refer to generally accepted accounting principles on the date just prior to the date on which the change that gave rise to the renegotiation occurred.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

ARTICLE II

THE CREDITS

2.1 Amounts and Terms of Commitments.

(a) The Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Borrower (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Bank’s name on Schedule 2.1 (such amount as the same may be reduced under Section 2.5 or reduced or increased as a result of one or more assignments under Section 12.9, the Bank’s “Revolving Commitment”); provided, that after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments. Within the limits of each Bank’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(a), prepay under Section 2.6 and reborrow under this Section 2.1(a).

(b) Utilization of Existing Credit Agreement. The obligation of each Bank to make a Loan hereunder is subject to the satisfaction by the Borrower of the following conditions and other conditions further described in this Agreement as of the date such Loan is requested and made:

(i) The “Effective Amount” (as defined in the Existing Credit Agreement) of all outstanding Acquisition Loans must not be less than the “Acquisition Commitments” (as defined in the Existing Credit Agreement).

(ii) The “Effective Amount” (as defined in the Existing Credit Agreement) of all outstanding “Revolving Loans” (as defined in the Existing Credit Agreement) plus the “Effective Amount” (as defined in the Existing Credit Agreement) of all outstanding “L/C Obligations” (as defined in the Existing Credit Agreement) shall not be less than the “Revolving Commitments” (as defined in the Existing Credit Agreement).

(iii) In the event one or more “Banks” (as defined in the Existing Credit Agreement) do not fund a request by the Borrower for a “Loan” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement then for purposes of clauses (i) and (ii) above, the amount not funded will be considered funded under the Existing Credit Agreement; provided, the Borrower provides reasonable evidence to the Agent that the failure of such non-funding “Bank” (as defined in the Existing Credit Agreement) is a breach of such non-funding “Bank’s” (as defined in the Existing Credit Agreement) obligations under the Existing Credit Agreement.

2.2 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. Each Bank will make reasonable efforts to maintain the accuracy of its loan account or accounts and to update promptly its loan account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 12.9(d) and a loan subaccount for each Bank, in which Register and loan subaccount (taken together) shall be recorded (i) the date, amount, and Interest Period, if applicable, of each Loan, and whether such Loan is a Base Rate Loan or a Eurodollar Rate Loan, (ii) the amount of any principal or interest due and payable or to become due and payable to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the loan account of the Borrower and each Bank’s percentage share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to update promptly such loan subaccounts from time to time, as necessary.

(c) The entries made in the Register and loan subaccounts maintained pursuant to subsection (b) of this Section 2.2, to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of such obligations of the Borrower therein recorded; provided, however, that the failure of the Agent or any Bank to maintain any such Register, loan subaccount or loan account, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms hereof.

(d) Upon the request of any Bank made through the Agent, and at the expense of the Borrower, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to so endorse its Note(s) and each Bank’s record shall be rebuttable presumptive evidence of the amount of the Loans made by such Bank to the Borrower and the interest and principal payments thereon; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to pay any amount owing with respect to the Loans made by such Bank.

(e) Each Bank represents that at no time shall any part of the funds used to make any Loan constitute, or deemed under ERISA, the Code or any other applicable law, or any ruling or regulation issued thereunder, or any court decision, to constitute, the assets of any employee benefit plan (as defined in section 3(3) of ERISA) or any plan (as defined in section 4975(e)(1) of the Code).

2.3 Procedure for Borrowing. (a) Each Borrowing of Loans shall be made upon the Borrower’s irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing which notice must be received by the Agent prior to 10:00 a.m. (New York City time) on or prior to the requested Borrowing Date, and such notice shall specify:

(A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 in the case of Eurodollar Rate Loans or $1,000,000 in the case of Base Rate Loans, or any multiple of $1,000,000 in excess thereof; provided, however, that the Borrower may request (x) up to two Borrowings of Base Rate Loans in a minimum amount of $500,000 in any fiscal quarter and (y) Borrowings of Base Rate Loans in such amount as is necessary to pay to the Agent the amounts required by the last sentence of Section 2.13(a);

(B) the requested Borrowing Date, which shall be a Business Day;

(C) the Type of Loans comprising the Borrowing;

(D) other than in the case of Base Rate Loans, the duration of the Interest Period applicable to the Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be one month:

provided, however, that with respect to any Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent no later than 10:00 a.m. (New York City time) on the Closing Date and such Borrowing will consist of Base Rate Loans only.

(b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.

(c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Borrower at the Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Borrower by the Agent on the Borrowing Date by crediting the Borrower’s Account with the aggregate of such amounts made available to the Agent by the Banks and in like funds as received by the Agent.

(d) After giving effect to any Borrowing, there may not be more than four different Interest Periods in effect.

2.4 Conversion and Continuation Elections. (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with Section 2.4(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000 in the case of a conversion to a Eurodollar Rate Loan or $1,000,000 in the case of a conversion to a Base Rate Loan, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of the other Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue as Eurodollar Rate Loans any Eurodollar Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

(b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 1:00 p.m. (New York City time) (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period, the Borrower has failed to select timely a new Interest Period to be applicable to the Eurodollar Rate Loans having the expired Interest Period or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

(e) Unless the Required Banks otherwise agree, during the existence of a Default or unless all the Banks otherwise agree, during the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

(f) After giving effect to any conversion or continuation of Loans, there may not be more than four different Interest Periods in effect.

2.5 Voluntary Termination or Reduction of Commitments. The Borrower may, upon prior notice to the Agent no later than 11:00 a.m. (New York City time) two Business Days prior to a proposed termination, terminate the Revolving Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $3,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof subject to Sections 2.6 and 4.4, the then Effective Amount of all Revolving Loans would exceed the amount of the Revolving Commitments then in effect. Once received, any notice delivered by the Borrower to the Agent under this Section 2.5 shall be irrevocable. Once reduced in accordance with this Section 2.5, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued facility fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the last day of each calendar quarter and the effective date of any such termination. The Agent will promptly notify each Bank of its receipt of a notice under this Section 2.5.

2.6 Optional Prepayments.

Subject to Section 4.4, the Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Agent not later than 1:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans. Such notice of prepayment shall be irrevocable and specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of Eurodollar Rate Loans, accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 4.4.

2.7 Mandatory Prepayments of Loans.

(a) Prepayments or Commitment Reductions Under Existing Credit Agreement.  Immediately prior to any prepayment of any “Loan” (as defined in the Existing Credit Agreement) pursuant to Section 2.6 of the Existing Credit Agreement (any such prepayment an “Existing Credit Agreement Prepayment”) and/or any reduction of “Commitments” (as defined in the Existing Credit Agreement) pursuant to Section 2.5 of the Existing Credit Agreement (any such commitment reduction an “Existing Credit Agreement Commitment Reduction”), Borrower, subject to Section 4.4, shall prepay in full any Loans outstanding hereunder. Borrower shall notify Agent not less than three (3) Business Days prior to any proposed Existing Credit Agreement Prepayment or Existing Credit Agreement Commitment Reduction (provided that the failure to provide such notice shall not limit, be deemed to waive, or otherwise affect the Borrower’s obligation to prepay in full any outstanding Loans in accordance with the immediately preceding sentence). The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment of Loans. The Borrower shall make such prepayment prior to the Existing Credit Agreement Prepayment or Existing Credit Agreement Commitment Reduction, as applicable, together with, in the case of Eurodollar Rate Loans, accrued interest to the date of such prepayment and any amounts required pursuant to Section 4.4.

(b) Excess Outstandings. Subject to Section 4.4, if on any date the Effective Amount of all Revolving Loans exceeds the Revolving Commitments, then the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans by an amount equal to such excess.

2.8 Repayment. The Borrower shall repay to the Agent, for the benefit of the Banks, in full on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date, together with all accrued and unpaid interest thereon.

2.9 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be (and subject to the Borrower’s right to convert to the other Type of Loan under Section 2.4), plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Eurodollar Rate Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due to the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand (but not more frequently than once per week), at a fluctuating rate per annum equal to the Base Rate plus 2%.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment would be contrary to the provisions of any applicable law limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Agent or the applicable Bank, and in such event the Borrower shall pay such Bank interest for such period at the highest rate permitted by applicable law.

2.10 Fees. The Borrower shall pay an unused commitment fee (the “Unused Fee”) to the Agent for the ratable account of each Bank equal to 50 basis points per annum multiplied by the difference between (i) the average daily Commitments (as reduced from time to time in accordance with the terms of this Agreement) and (ii) the aggregate principal amount of outstanding Loans. The Unused Fees shall be calculated from the Closing Date until the date all Commitments have been terminated in full. The Unused Fees shall be payable quarterly in arrears on the last day of each fiscal quarter of the Borrower and on the Termination Date.

2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

2.12 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Banks at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue to such Business Day.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.13 Payments by the Banks to the Agent, etc. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Bank’s Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made or will make such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made the full amount of its Pro Rata Share of any Borrowing available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date. No Bank shall be entitled to take any action to protect or enforce its rights arising out of any Loan Document without the prior written consent of the Required Banks, including the exercise, or attempt to exercise, any right of set-off, banker’s lien, or any similar such action, against any deposit account or property of the Borrower held by any such Bank.

(c) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then, at the direction of the Borrower, the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i) at any time there is a Defaulting Bank, the aggregate Commitment amount shall be reduced by an amount equal to the remainder of (A) such Defaulting Bank’s Commitment amount minus (B) the principal amount of such Defaulting Bank’s outstanding Loans at such time;

(ii) the Agent shall distribute to the Defaulting Bank its ratable share (based upon its Pro Rata Share before giving effect to the reduction described in clause (i) above) of any subsequent payment of interest or fees to the Agent for the account of the Banks with respect to any period before the reduction of the Commitment of such Defaulting Bank, however, the Defaulting Bank shall have no right to any subsequent payment of Unused Fees accruing during the period when it is a Defaulting Bank; and

(iii) the Commitment of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent or any amendment or waiver pursuant to Section 12.1), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall required the consent of such Defaulting Bank.

2.14 Sharing of Payments, etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, except pursuant to Sections 4.7, 12.1, and 12.9) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.11) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.15 Termination Date. The Commitments shall terminate and each Bank shall be relieved of its obligations to make any Loan on the Termination Date.

ARTICLE III

Intentionally Omitted

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1 Taxes. (a) Except as provided in Section 4.1(c), any and all payments by the Borrower to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrower shall pay all Other Taxes.

(b) The Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted). Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent provides written proof of payment of the related Taxes or Other Taxes to the Borrower. Such written proof shall be conclusive absent manifest error.

(c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings;

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after their receipt of a written request therefor by Agent, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing any payment by the Borrower of Taxes or Other Taxes, or other evidence of payment satisfactory to the Agent.

(e) If the Borrower is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Bank is not illegal or otherwise disadvantageous to such Bank.

(f) No Foreign Bank shall be entitled to claim that the provisions of this Section 4.1 apply to it with respect to Taxes unless such Foreign Bank shall have delivered to the Agent and the Borrower, prior to the time that any payments are to be made under this Agreement to such Foreign Bank, a properly completed (i) Treasury Form W-8ECI, specifying that the payments to be received by such Foreign Bank pursuant to this Agreement are effectively connected with the conduct of a United States trade or business or (ii) Treasury Form W-8BEN, specifying that the payments to be received by such Foreign Bank pursuant to this Agreement are wholly exempt from United States federal income tax pursuant to the provisions of an applicable income tax treaty with the United States and, in either case, has otherwise complied with Section 10.13 hereof. Each Foreign Bank that shall have provided a Form W-8ECI or a Form W-8BEN to the Agent and the Borrower, if permitted by law, shall be required to provide the Borrower with a new form (also showing no withholding) no later than 3 years from the date that it provided the original form to the Agent and the Borrower in order to claim advantage of this Section 4.1 from and after such time.

4.2 Illegality. (a) If the introduction after the date hereof of any Requirement of Law, or any change after the date hereof in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted after the date hereof that it is unlawful, for any Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Borrower through the Agent, any obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If it is unlawful for any Bank to maintain any Eurodollar Rate Loan, the Borrower shall, upon receipt by the Borrower of notice of such fact and demand from such Bank (such notice to be delivered through the Agent), prepay in full such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Borrower is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such prepayment, a Base Rate Loan.

(c) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Agent under this Section, the affected Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office with respect to its Eurodollar Rate Loans if such change will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

4.3 Increased Costs and Reduction of Return. (a) If, due to either (i) the introduction after the date hereof of, or any change after the date hereof (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation applicable to any Bank (other than any such introduction or change announced prior to the date hereof) or (ii) the compliance by any Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not in effect prior to the date hereof, there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans then the Borrower shall be liable for, and shall from time to time, upon demand (such demand to be delivered through the Agent), pay to the Agent for the account of such Bank additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by any Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, in each case occurring after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s commercially reasonable policies with respect to capital adequacy and such Bank’s or such corporation’s desired return on capital) the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon written demand of such Bank to the Borrower through the Agent, the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by the Bank or such controlling corporation, additional amounts sufficient to compensate the Bank for such increase.

4.4 Funding Losses. Excluding losses or expenses incurred by a Bank pursuant to Section 4.2 (other than in connection with Section 4.2(b)), the Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense (but excluding in any event all consequential or exemplary damages) which the Bank may sustain or incur as a consequence of:

(a) the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b) the failure of the Borrower to borrow, continue or convert into a Eurodollar Rate Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (except as a result of a breach by a Bank of its obligations hereunder);

(c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.6;

(d) the repayment or prepayment (including pursuant to Sections 2.7 and 4.2(b)) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Section 2.4 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Banks under this Section and under Section 4.3(a), each Eurodollar Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded. Each Bank shall exercise its reasonable efforts to minimize such losses, costs and expenses, except that each Bank shall not be obligated to take any action to reduce net balances due to its non-U.S. offices from its U.S. offices.

4.5 Inability to Determine Rates. If the Agent or the Required Banks determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate applicable pursuant to Section 2.9(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

4.6 Certificates of Banks. Except as specifically provided in Section 4.1, any Bank claiming reimbursement or compensation under this Article IV shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and the circumstances giving rise to such claim, and such certificate shall be prima facie evidence of the correctness thereof. Each Bank agrees to deliver such certificate to the Borrower within reasonable time after it determines the additional amount required to be paid under this Article IV; provided, however, that in no event shall any Bank deliver such certificate to the Borrower more than 180 days after any vice-president of such Bank knows, or upon the discharge of such vice-president’s duties in the ordinary course should have known, of the occurrence of an event giving rise to the additional amount required to be paid in respect of this Article IV and if it fails to deliver such certificate within such 180 day period, the Borrower will not be obligated for any costs incurred prior to 180 days before such notice. The Borrower shall pay such Bank the amount shown as due on any such certificate timely delivered in accordance with the foregoing within ten days after its receipt of the same; provided, however, that the Borrower shall not be required to pay any amounts (other than with respect to Taxes under Section 4.1) which were due for any period occurring more than 90 days prior to the Borrower’s receipt of such certificate (other than periods with respect to which such costs or expenses are retroactively imposed). This Article IV shall survive termination of this Agreement and payment of the outstanding Obligations. Notwithstanding the foregoing provisions of this Article IV, the Borrower shall not be liable for any increased cost pursuant to this Article IV if and to the extent that such increased cost results from the change in any Bank’s Lending Office and such change (x) is made solely in the discretion of such Bank and not required by any applicable Requirement of Law or Governmental Authority, (y) is made for such Bank’s benefit and without any benefit to the Borrower, and (z) results, at the time of such change, in an increased cost greater than that which would have been incurred had the Bank not so changed its Lending Office. Each Bank shall use its reasonable efforts to avoid or minimize increased costs under this Article IV unless, in the sole opinion of such Bank, such action would adversely affect it.

4.7 Substitution of Banks. Upon the receipt by the Borrower from any Bank (an “Affected Bank”) of a claim for compensation under Section 4.3, the Borrower may: (i) request the Affected Bank to use its reasonable efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Bank’s Loans and Commitments (a “Replacement Bank”); (ii) request one or more of the other Banks to acquire and assume all or part of such Affected Bank’s Loans and Commitments; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed); provided, that any Replacement Bank shall meet the requirements to be an Eligible Assignee and shall purchase the same pro rata share of the Loans, and the Revolving Commitment and the replacement shall be made pursuant to an assignment subject to the provisions of Section 12.9 and shall be an expense of the Borrower.

4.8 Survival. The agreements and obligations of the Borrower, the Agent and the Banks in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the condition that the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

(a) Loan Documents. This Agreement, the Subsidiary Guarantee and any Notes requested by the Banks pursuant to Section 2.2(d), duly executed by each party thereto.

(b) Resolutions; Incumbency.

(i) Copies of partnership authorizations for the Borrower and resolutions of the board of directors of each of the General Partner, Petrolane and the Restricted Subsidiaries authorizing the transactions contemplated hereby to which it is a party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

(ii) A certificate of the Secretary or Assistant Secretary of each of the General Partner, Petrolane and the Restricted Subsidiaries certifying the names and true signatures of its officers authorized to execute, deliver and perform, as applicable, on behalf of such Person the Loan Documents to which it is a party.

(c) Organization Documents; Good Standing. Each of the following documents:

(i) the articles or certificate of incorporation and the bylaws of the General Partner and Petrolane and the Certificate of Limited Partnership and the Partnership Agreement of the Borrower, in each case as in effect on the Closing Date, certified by the Secretary or an Assistant Secretary of the General Partner or Petrolane, as applicable, as of the Closing Date; and

(ii) a good standing certificate for Petrolane, the General Partner and the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization, as applicable, and each other state where such Obligor is qualified to do business as a foreign corporation, in each case as of a recent date (in no case earlier than 60 days prior to the date hereof).

(d) Legal Opinions. An opinion of Morgan, Lewis & Bockius LLP, special counsel for the Credit Parties, in form and substance reasonably satisfactory to the Agent and the Banks.

(e) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent due and payable hereunder (subject to the limitations set forth in Section 12.4) on the Closing Date to the Agent, the Arranger and the Banks, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate by category of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Agent) including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 12.4.

(f) Ownership. UGI shall own indirectly more than 40% of the partnership interests of the Borrower.

(g) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article VI of this Agreement and in the other Loan Documents, are true and correct in all material respects on and as of such date, as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier time or date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier time or date;

(ii) there has occurred since June 30, 2008, no event or circumstance that has resulted in, or presents a reasonable likelihood of having, a Material Adverse Effect;

(iii) no Default of Event of Default shall exist; and

(iv) the condition set forth in clause (f) above shall have been satisfied.

(h) Compliance Certificate. A Compliance Certificate for the fiscal quarter ending June 30, 2008.

(i) Certified Documents. Copies of the following documents certified by the Secretary or an Assistant Secretary of the General Partner or a certificate of the Secretary or an Assistant Secretary stating that the following documents have not been amended, modified or terminated since August 28, 2003:

(i) First Mortgage Note Agreements;

(ii) (iii) (iv)	National Propane Purchase Agreement; Columbia Purchase Agreement; Intercompany Loan Agreement;

(v) Intercompany Note; and

(vi) Keep Well Agreement.

(j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

At the request of the Borrower or any Bank, the Agent will confirm in writing to the Banks, with a copy to the Borrower, whether, and to what extent, the conditions have been fulfilled.

5.2 Conditions to All Borrowings The obligation of each Bank to make any Loan (including its initial Loan) is subject to the satisfaction of the following conditions precedent on or prior to the relevant Borrowing Date:

(a) Notice of Borrowing. The Agent shall have received a Notice of Borrowing;

(b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date, with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly relate to an earlier time or date, in which case they shall have been true and correct in all material respects as of such earlier time or date);

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing; and

(d) Utilization of Existing Credit Agreement. Each of the conditions described in Section 2.1(b) shall be satisfied.

Each Notice of Borrowing, submitted or deemed submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date that the conditions in Section 5.2 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each Bank as set forth below in Sections 6.1 through 6.14 and Sections 6.17 through 6.23, Petrolane represents and warrants to the Agent and each Bank as set forth below in Section 6.15 and such other Sections of this Article VI that are expressly related to Petrolane, and the General Partner represents and warrants to the Agent and each Bank as set forth below in Section 6.16 and such other Sections of this Article VI that are expressly related to the General Partner, that:

6.1 Organization, Standing, etc. The Borrower is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties (including without limitation its Assets), to conduct its business, to enter into this Agreement and such other Loan Documents to which it is a party and to carry out the terms of this Agreement and such other Loan Documents. Each Restricted Subsidiary is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, as the case may be, and has all requisite corporate power and authority to own and operate its properties (including without limitation its Assets), to conduct its business and to execute and deliver the Loan Documents to which such Restricted Subsidiary is a party and to carry out the terms of this Agreement and such other Loan Documents.

6.2 Partnership Interests and Subsidiaries. The sole general partner of the Borrower is the General Partner, which on the Closing Date owns a 1.0101% general partnership interest in the Borrower and is an indirect Wholly-Owned Subsidiary of UGI. On the Closing Date (a) the only limited partner of the Borrower is the Public Partnership, which owns a 98.9899% limited partnership interest in the Borrower, and (b) the Borrower does not have any partners other than the General Partner and the Public Partnership. As of the Closing Date, the Borrower does not have any Subsidiary other than as set forth on Schedule 6.2 or any Investments in any Person (other than as set forth on Schedule 6.2 or Investments of the types described in Section 8.4(a)).

6.3 Qualification; Corporate or Partnership Authorization. The Borrower is duly qualified or registered and is in good standing as a foreign limited partnership for the transaction of business, and each of the General Partner, Petrolane (except as permitted pursuant to Section 7.9(e)) and the Restricted Subsidiaries is qualified or registered and is in good standing as a foreign corporation or foreign limited partnership for the transaction of business, in the states listed in Schedule 6.3, which are the only jurisdictions in which the nature of their respective activities or the character of the properties they own, lease or use makes such qualification or registration necessary as of the Closing Date and in which the failure to so qualify or to be so registered as of the Closing Date would have a Material Adverse Effect. Each of the Borrower, the General Partner and Petrolane has taken all necessary partnership action or corporate action, as the case may be, to authorize the execution, delivery and performance by it of this Agreement and other Loan Documents to which it is a party. Each Restricted Subsidiary has taken all necessary corporate or partnership action, as the case may be, to authorize the execution, delivery and performance by it of each of the Loan Documents to which it is a party. Each of the Borrower, the General Partner and Petrolane has duly executed and delivered each of this Agreement and the other Loan Documents to which it is a party, and each of them constitutes the Borrower’s, the General Partner’s or Petrolane’s, as the case may be, legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. Each Restricted Subsidiary has duly executed and delivered each of the Loan Documents to which it is a party, and each of them constitutes such Restricted Subsidiary’s legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

6.4 Financial Statements. The audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal years ended September 30, 2007 and September 30, 2006, and the unaudited balance sheet, statement of operations, statement of cash flows and statement of partners capital of the Borrower and its consolidated Subsidiaries for the fiscal period ended June 30, 2008, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified (except as described in the footnotes thereto) and present fairly, in all material respects, the financial position of the Borrower as of the respective dates specified (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments, in the case of unaudited financial statements).

6.5 Changes, etc. Except as contemplated by this Agreement or the other Loan Documents, (a) for the period from June 30, 2008 to and including the Closing Date, none of the Borrower and any of its Restricted Subsidiaries has incurred any material liabilities or obligations, direct or contingent, nor entered into any material transaction, in each case other than in the ordinary course of its business, and (b) since the date of the last financial statements delivered pursuant to Section 6.4 or 7.1 there has not been any material adverse change in or effect on the financial condition or prospects of the Borrower or in the Business or Assets. Since June 30, 2008, no Restricted Payment of any kind has been declared, paid or made by the Borrower other than Restricted Payments permitted by Section 8.5.

6.6 Tax Returns and Payments. Each of the Borrower, the General Partner, Petrolane and the Restricted Subsidiaries has filed all material tax returns required by law to be filed by it or has properly filed for extensions of time for the filing thereof, and has paid all material taxes, assessments and other governmental charges levied upon it or any of its properties, assets, income or franchises which are shown to be due on such returns, other than those which are not past due or are presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provisions, if any, as shall be required by GAAP have been made. The Borrower is a limited partnership and so long as it is a limited partnership it will be treated as a pass-through entity for U.S. federal income tax purposes and as of the Closing Date is not subject to taxation with respect to its income or gross receipts under applicable state (other than Michigan, New Hampshire, Tennessee, Texas and Wisconsin) laws.

6.7 Indebtedness. As of the Closing Date, none of the Borrower, the General Partner, Petrolane, or their respective Subsidiaries has any secured or unsecured Indebtedness outstanding, except as set forth in Schedule 6.7 and other than the Indebtedness represented by this Agreement, the other Loan Documents, the Existing Credit Agreement and the First Mortgage Notes. As of the Closing Date, no instrument or agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any such Subsidiary is bound (other than this Agreement, the Existing Credit Agreement and the agreements governing the First Mortgage Notes and other than as indicated in Schedule 6.7) contains any restriction on the incurrence by the Borrower or any of its Subsidiaries of additional Indebtedness.

6.8 Title to Properties. (a) As of the Closing Date, except as set forth in Schedule 6.8(a), each of the Borrower and its Subsidiaries is in possession of, and operating in compliance in all material respects with, all franchises, grants, authorizations, approvals, licenses, permits (other than permits required by Environmental Laws), easements, rights-of-way, consents, certificates and orders (collectively, the “Permits”) required (i) to own, lease or use its properties (including without limitation to own, lease or use its Assets) and (ii) considering all such Permits in the possession of, and complied with by, the General Partner, Petrolane, the Borrower and its Subsidiaries taken together, to permit the conduct of the Business as now conducted and proposed to be conducted, except for those Permits (collectively, the “Routine Permits”) (x) which are routine or administrative in nature and are expected in the reasonable judgment of the Borrower to be obtained or given in the ordinary course of business after the Closing Date, or (y) which, if not obtained or given, would not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. There are no Liens against any assets of the Borrower, any Subsidiary or any other Credit Party except for those Liens expressly permitted under Section 8.3.

6.9 Litigation, etc. As of the date hereof and the Closing Date, there is no action, proceeding or investigation pending or, to the knowledge of the Borrower upon reasonable inquiry, threatened against the Borrower, Petrolane, the Public Partnership, the General Partner or any of their respective Subsidiaries, and there is no action proceeding or investigation pending or, to the knowledge of the Borrower upon reasonable inquiry, threatened against the Borrower or its Restricted Subsidiaries, (a) which questions the validity or enforceability of this Agreement, the other Loan Documents or any action taken or to be taken pursuant to this Agreement or the other Loan Documents, or (b) except as set forth in Schedule 6.9, which would present a reasonable likelihood of having, either in any case or in the aggregate, a Material Adverse Effect.

6.10 Compliance with Other Instruments, etc. (a) On the Closing Date, none of the Borrower, the General Partner, Petrolane or any of their respective Subsidiaries will be in violation of (i) any provision of its certificate or articles of incorporation or other Organization Documents, (ii) any provision of any agreement or instrument to which it is a party or by which any of its properties is bound, including, without limitation the First Mortgage Note Agreements, and the Existing Credit Agreement or (iii) any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, except (in the case of clauses (ii) and (iii) above only) for such violations which would not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect. Neither the General Partner nor the Public Partnership is in violation of any provision of the Partnership Agreement.

(b) The execution, delivery and performance by each of the Borrower, the General Partner, Petrolane and the Restricted Subsidiaries of this Agreement and the other Loan Documents to which it is a party, and the completion of the transactions contemplated by this Agreement will not, (i) violate (x) any provision of the Partnership Agreement or the certificate or articles of incorporation or other Organization Documents of the Borrower, the General Partner, Petrolane or any of their respective Subsidiaries, (y) any applicable law, ordinance, rule or regulation of any Governmental Authority or any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, or (z) any provision of any agreement or instrument to which the Borrower, the General Partner, Petrolane or any of their respective Subsidiaries is a party or by which any of its properties is bound, including, without limitation the First Mortgage Note Agreements and the Existing Credit Agreement, except (in the case of clauses (y) and (z) above) for such violations which would not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect, or (ii) result in the creation of (or impose any express obligation on the part of the Borrower to create) any Lien not permitted by Section 8.3.

6.11 Governmental Consent. Except as expressly contemplated by this Agreement and the other Loan Documents, and except for Routine Permits, (i) no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Loan Documents to which the Borrower or any of the Restricted Subsidiaries, Petrolane or the General Partner is a party, and (ii) no such consent, approval, authorization, declaration or filing is required for the making of Loans pursuant to this Agreement.

6.12 Investment Company Act. None of the Borrower, Petrolane or the General Partner is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.13 Reserved

6.14 Reserved

6.15 Matters Relating to Petrolane. (a) As of the Closing Date, Petrolane is a Wholly-Owned Subsidiary of the General Partner, has no Subsidiaries and owns an approximate 14% limited partnership interest in the Public Partnership.

(b) Except as permitted by Section 7.9(e), Petrolane is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties, to conduct its business and to execute and deliver this Agreement and such other Loan Documents to which Petrolane is a party and to carry out the terms of this Agreement and such other Loan Documents.

6.16 Matters Relating to the General Partner. (a) As of the Closing Date, the General Partner is a Wholly Owned Subsidiary of AmeriGas, Inc., a Pennsylvania corporation, and owns, in addition to the interest in the Borrower described in Section 6.2, (i) a 1% general partnership interest in the Public Partnership, (ii) all of the outstanding shares of Capital Stock of Petrolane and (iii) an approximate 30% limited partnership interest in the Public Partnership. Other than AmeriGas Technology Group, Inc. and Petrolane, the General Partner has no other direct Subsidiaries as of the Closing Date.

(b) The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties, to act as the sole general partner of the Borrower and to execute and deliver in its individual capacity and in its capacity as the sole general partner of the Borrower this Agreement and such other Loan Documents to which the General Partner is a party and to carry out the terms of this Agreement and such other Loan Documents.

6.17 ERISA Compliance. Except to the extent that any of the following would not, either alone or together, present a reasonable likelihood of having a Material Adverse Effect: (i) during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan sponsored or maintained by any Obligor or any ERISA Affiliate of any Obligor, (ii) no contribution failure has occurred with respect to any Pension Plan sponsored or maintained by any Obligor or any ERISA Affiliate of any Obligor sufficient to give rise to a Lien under section 302(f) of ERISA and (iii) with respect to each Pension Plan sponsored or maintained by any Obligor or any ERISA Affiliate of any Obligor, none of the following events has occurred: termination of the plan, failure to make a required contribution to the plan, failure to satisfy the minimum funding standard for a year, request for a waiver of the minimum funding standard for any year, withdrawal from a multiple employer plan, adoption of an amendment which results in a funded current liability percentage of less than 60%, engaging in one or more prohibited transactions, failure to comply with reporting and disclosure requirements or engaging in any breach of fiduciary responsibility.

6.18 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 8.9. None of the Borrower and its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.19 Environmental Warranties. (a) Except as disclosed on Schedule 6.19 or where non-compliance would not present a reasonable likelihood of having a Material Adverse Effect, each of the Borrower and its Subsidiaries is in compliance with all Environmental Laws applicable to it and to the Business or Assets. Except as disclosed on Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented, the Borrower and its Subsidiaries have obtained and are in compliance with all permits, licenses and approvals required by Environmental Law. Except as disclosed in Schedule 6.19 or where the failure to timely and properly reapply would not present a reasonable likelihood of having a Material Adverse Effect, the Borrower and its Subsidiaries have submitted timely and complete applications to renew any expired or expiring Permits required by Environmental Law. Schedule 6.19 lists all notices from Federal, state or local Governmental Authorities or other Persons received within the last five years of the date hereof by the Borrower and its Subsidiaries, alleging or threatening any liability on the part of the Borrower or any of its Subsidiaries, pursuant to any Environmental Law, that present a reasonable likelihood of having a Material Adverse Effect. All reports, documents, or other submissions required by Environmental Laws to be submitted by the Borrower to any Governmental Authority or Person have been filed by the Borrower, except where the failure to file would not present a reasonable likelihood of having a Material Adverse Effect.

(b) Except as disclosed in Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented: (i) there is no Hazardous Material present at any of the real property currently owned or leased by the Borrower or any of its Subsidiaries, and to the knowledge of the Borrower, there was no Hazardous Material present at any of the real property formerly owned or leased by the Borrower or any of its Subsidiaries during the period of ownership or leasing by such Person; and (ii) with respect to such real property and subject to the same knowledge and temporal qualifiers concerning Hazardous Material with respect to formerly owned or leased real properties, there has not occurred (x) any release, or to the knowledge of the Borrower, any threatened release of a Hazardous Material, or (y) any discharge or, to the knowledge of the Borrower, threatened discharge of any Hazardous Material into the ground, surface, or navigable waters which violates any Federal, state, local or foreign laws, rules or regulations concerning water pollution.

(c) Except as set forth in Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented, none of the Borrower and its Subsidiaries has disposed of, transported, or arranged for the transportation or disposal of any Hazardous Material where such disposal, transportation, or arrangement would give rise to liability pursuant to CERCLA or any analogous state statute.

(d) Except as set forth in Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented: (1) no Lien has been asserted by any Governmental Authority or person resulting from the use, spill, discharge, removal, or remediation of any Hazardous Material with respect to any real property currently owned or leased by the Borrower or any of its Subsidiaries, and (2) to the knowledge of the Borrower, no such Lien was asserted with respect to any of the real property formerly owned or leased by the Borrower or any its Subsidiaries during the period of ownership or leasing of the real property by such Person.

(e) Except as set forth in Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented, (1) there are no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls, or urea formaldehyde insulation at any of the real property currently owned or leased by the Borrower or any of its Subsidiaries in violation of Environmental Law and (2) to the knowledge of the Borrower, there were no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls, or urea formaldehyde insulation at any of the real property formerly owned or leased by the Borrower or any of its Subsidiaries in violation of Environmental Law during the period of ownership or leasing of such real property by such Person.

(f) Except as set forth in Schedule 6.19 or where a reasonable likelihood of having a Material Adverse Effect would not be presented, propane has been used, handled and stored by the Borrower and its Subsidiaries during the five year period ending on the Closing Date in compliance with Environmental Laws.

6.20 Copyrights, Patents, Trademarks and Licenses, etc. Except to the extent that the failure to do so would not present a reasonable likelihood of having a Material Adverse Effect, the Borrower and the Restricted Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of the Business, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person, where such infringement would present a reasonable likelihood of having a Material Adverse Effect. Except as specifically disclosed in Schedule 6.20, no claim or litigation regarding any of the foregoing is pending or to the knowledge of the Borrower threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, would present a reasonable likelihood of having a Material Adverse Effect.

6.21 Insurance. The Borrower and each of its Restricted Subsidiaries are in compliance with the terms and conditions contained in Section 7.5(b) hereof.

6.22 Full Disclosure. None of the representations or warranties made by any Obligor or the Restricted Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any document, certificate or instrument furnished by or on behalf of any Obligor in connection with the Loan Documents, as of the date of such document, instrument or certificate, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

6.23 Defaults. No Obligor or Restricted Subsidiary is in material default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a material default under any material agreement or instrument to which any Obligor or any Restricted Subsidiary is a party or by which any Obligor or any Restricted Subsidiary is bound, which default would result in a Material Adverse Effect.

6.24 PPD/GP Debt Contributions. The aggregate amount of PPD/GP Debt Contributions made by the Public Partnership and the General Partner to the Borrower during the period from August 21, 2001 to the Closing Date is in excess of $105,000,000.

6.25 Foreign Assets Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

7.1 Information. (a) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will accrue, and will cause each of its Subsidiaries to accrue, all such liabilities as shall be required by GAAP.

(b) The Borrower will furnish or cause to be furnished to the Agent, on behalf of the Banks, and, except as set forth in Section 7.1(c) below, the Agent will promptly distribute to each Bank at their respective addresses as set forth on Schedule 12.2 hereto, or such other office as may be designated by the Agent and Banks from time to time:

(i) as soon as practicable but in any event within 15 days after the end of each month following the date hereof, consolidated balance sheets and statements of income of the Borrower and its Subsidiaries for the period as at the end of each month, all in reasonable detail and certified by the principal financial officer of the General Partner as presenting fairly, in all material respects the information contained therein (except for the absence of footnotes and subject to changes resulting from normal year-end and quarter-end adjustments), applied on a basis consistent with prior months except for inconsistencies resulting from changes in accounting principles and methods agreed to by Borrower’s independent accountants;

(ii) as soon as practicable, but in any event within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (except, as to consolidating balance sheets only, for inactive Subsidiaries) as at the end of such period and the related consolidated (and, as to statements of income, consolidating, except for inactive Subsidiaries) statements of income, partners’ capital and cash flows of the Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated and, where applicable, consolidating figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial officer of the General Partner as presenting fairly, in all material respects, the information contained therein (except for the absence of footnotes and subject to changes resulting from normal year-end adjustments), in accordance with GAAP applied on a basis consistent with prior fiscal periods except for inconsistencies resulting from changes in accounting principles and methods agreed to by the Borrower’s independent accountants;

(iii) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (except, as to consolidating balance sheets only, for inactive Subsidiaries) as at the end of such year and the related consolidated (and, as to statements of income, consolidating except for inactive Subsidiaries) statements of income, partners’ capital and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated and, where applicable, consolidating figures for the previous fiscal year, all in reasonable detail and (A) in the case of such consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall not be qualified with respect to scope limitations imposed by the Borrower or any of its Restricted Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Restricted Subsidiaries not in accordance with GAAP and shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP unless otherwise disclosed, applied on a basis consistent with prior years, and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards then in effect in the United States, and (B) in the case of such consolidated and consolidating financial statements, certified by the principal financial officer of the General Partner as presenting fairly, in all material respects, the information contained therein (except, in the case of such consolidating financial statements, for the absence of footnotes), in accordance with GAAP (the items in subsections (i), (ii) and (iii) of this Section 7.1(b), the “Borrower Financials”);

(iv) together with each delivery of financial statements of the Borrower pursuant to subsections (i), (ii) and (iii) of this Section 7.1(b), a Compliance Certificate of the Borrower (A) stating that the signers have reviewed the terms of this Agreement and the other Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that the signers do not have knowledge of the existence and continuance as at the date of such Compliance Certificate of any Default or Event of Default, or, if any of the signers have knowledge that any Default or Event of Default then exists, specifying the nature and approximate period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, (B) specifying the amount available at the end of such accounting period for Restricted Payments in compliance with Section 8.5 and showing in reasonable detail all calculations required in arriving at such amount, (C) demonstrating in reasonable detail compliance at the end of such accounting period with the restrictions contained in Section 8.1, Section 8.2, Section 8.4(c), Section 8.4(h), Section 8.5, Section 8.8(a)(ii), Section 8.8(a)(iii), Section 8.13, Section 8.14, Section 8.15, Section 8.16 and Sections 8.18(a), (b) and (d), (D) if not specified in the related financial statements being delivered pursuant to subsections (i), (ii) and (iii) of Section 7.1(b), specifying the aggregate amount of interest paid or accrued by, and aggregate rental expenses of, the Borrower and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Borrower and its Subsidiaries, during the fiscal period covered by such financial statements, and (E) if at the time of the delivery of such financial statements the Borrower shall have any Unrestricted Subsidiaries, setting forth therein (or in an accompanying schedule) the adjustments required to be made to indicate the consolidated financial position, cash flows and results of operations of the Borrower and the Restricted Subsidiaries without regard to the financial position, cash flows or results of operations of such Unrestricted Subsidiaries;

(v) together with each delivery of consolidated financial statements of the Borrower pursuant to subsection (iii) of this Section 7.1(b), a written statement by the independent public accountants giving the report thereon stating that they have reviewed the terms of this Agreement and the other Loan Documents and that, in making the audit necessary for the certification of such financial statements, they have obtained no knowledge of the existence and continuance as at the date of such written statement of any Default or Event of Default, or, if they have obtained knowledge that any Default or Event of Default then exists, specifying, to the extent possible, the nature and approximate period of the existence thereof (such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards then in effect in the United States);

(vi) promptly following the receipt and timely review thereof by the Borrower, copies of all reports submitted to the Borrower by independent public accountants in connection with each special, annual or interim audit of the books of the Borrower or any Subsidiary thereof made by such accountants, including without limitation the comment letter submitted by each such accountant to management in connection with their annual audit;

(vii) promptly upon their becoming publicly available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available by the Borrower or the Public Partnership to any of its security holders in compliance with the Exchange Act, or any comparable Federal or state laws relating to the disclosure by any Person of information to its security holders, (B) all regular and periodic reports and all registration statements and prospectuses filed by the Borrower or the Public Partnership with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions (other than registration statements on Form S-8 and Annual Reports on Form 10-R), (C) all press releases and other similar written statements made available by the Borrower or the Public Partnership to the public concerning material developments in the business of the Borrower or the Public Partnership, as the case may be and (D) all reports, notices and other similar written statements sent or made available by the Borrower or the Public Partnership to any holder of its Indebtedness pursuant to the terms of any agreement, indenture or other instrument evidencing such Indebtedness, including without limitation the First Mortgage Notes, the Existing Credit Agreement and the Public Partnership Indenture, except to the extent the same substantive information is already being sent to the Agent;

(viii) as soon as reasonably practicable, and in any event within five Business Days after a Responsible Officer obtains knowledge that any Default or Event of Default or any event of default under the First Mortgage Note Agreements or the Existing Credit Agreement has occurred, a written statement of such Responsible Officer setting forth details of such Default or Event of Default or event of default and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(ix) as soon as reasonably practicable, and in any event within five Business Days after a Responsible Officer obtains knowledge of (A) the occurrence of an adverse development with respect to any litigation or proceeding involving the Borrower or any of its Subsidiaries which in the reasonable judgment of the Borrower presents a reasonable likelihood of having a Material Adverse Effect or (B) the commencement of any litigation or proceeding involving the Borrower or any of its Subsidiaries which in the reasonable judgment of the Borrower presents a reasonable likelihood of having a Material Adverse Effect, a written notice of such Responsible Officer describing in reasonable detail such commencement of, or adverse development with respect to, such litigation or proceeding;

(x) as soon as reasonably practicable, and in any event within five Business Days after a responsible officer of any Obligor becomes aware of the occurrence or existence of any of the events or conditions specified below, and such event or condition has resulted in, or in the opinion of the principal financial officer of the General Partner might reasonably be expected to result in, a Material Adverse Effect: (A) the institution of any steps by any Obligor or any other Person to terminate any Pension Plan sponsored or maintained by an Obligor or any ERISA Affiliate of any Obligor, (B) the failure to make a required contribution to any Pension Plan sponsored or maintained by any Obligor if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or (C) if any of the subsequently listed events have occurred with respect to any Pension Plan sponsored or maintained by any Obligor, or any ERISA Affiliate of any Obligor, the occurrence of termination of the plan, failure to make a required contribution to the plan, failure to satisfy the minimum funding standard for a year, request for a waiver of the minimum funding standard for any year, withdrawal from a multiple employer plan, adoption of an amendment which results in a funded current liability percentage of less than 60%, engaging in one or more prohibited transactions, failure to comply with reporting and disclosure requirements or engaging in any breach of fiduciary responsibility, notice thereof and copies of all documentation relating thereto;

(xi) Intentionally omitted;

(xii) as soon as reasonably practicable, and in any event within five Business Days after a Responsible Officer obtains knowledge of a violation or alleged violation of Environmental Law or the presence or release of any Hazardous Material within, on, from, relating to or affecting any property, which in the reasonable judgment of the Borrower presents a reasonable likelihood of having a Material Adverse Effect, provide notice thereof, and upon request, copies of relevant documentation, provided, however, no such notice is required with respect to matters disclosed in Schedule 6.19 or matters with respect to which notice has previously been provided pursuant to this Section 7.1(b)(xii);

(xiii) from time to time and promptly upon each request, information identifying the Borrower as a Bank may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(xiv) with reasonable promptness, such other information and data (financial or other) with respect to the Obligors or any of their Subsidiaries as from time to time may be reasonably requested by the Agent or any Bank.

(c) (i) The Borrower may deliver documents, materials and other information required to be delivered pursuant to Sections 7.1(b)(i), 7.1(b)(ii) and 7.1(b)(iii) (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent from time to time. The Agent may deliver such information to the Banks by posting such Information on the Borrower’s behalf on an internet or intranet website to which each Bank and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”).

(ii) In addition, the Borrower may deliver Information required to be delivered pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(b)(iii) and 7.1(b)(vii) by posting any such Information to the Borrower’s internet website (as of the date hereof, www.amerigas.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Bank (A) on the date on which the Agent or such Bank, as applicable, receives notice from the Borrower that such Information has been posted to the Borrower’s internet website and (B) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Bank either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Bank, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 12.2, the Borrower may notify the Agent or a Bank that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Bank, as applicable.

(iii) Notwithstanding anything in this Section to the contrary (A) the Borrower shall deliver paper copies of Information to the Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Bank and (B) in every instance the Borrower shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 7.1(b)(iv).

(iv) The Borrower acknowledges and agrees that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to the Borrower, any Subsidiary or any other Credit Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Banks is otherwise permitted hereunder (collectively, the “Communications”) available to the Banks by posting the same on the Platform. The Borrower acknowledges that (A) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.

(v) The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by the Borrower with any such requests. Each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such Information or other materials.

7.2 Adequate Reserves. The Borrower will, and will cause each of its Restricted Subsidiaries to maintain, overall reserves on their respective books and records in accordance with GAAP, which overall reserves shall be adequate in the opinion of the management of the Borrower and each Restricted Subsidiary for the purposes for which they were established.

7.3 Partnership or Corporate Existence; Business; Compliance with Laws. (a) Except as otherwise expressly permitted in accordance with Section 8.7 or 8.8, (i) the Borrower will at all times preserve and keep in full force and effect its partnership existence and its status as a partnership not taxable as a corporation, (ii) the Borrower will cause each of the Restricted Subsidiaries to keep in full force and effect its partnership or corporate existence and (iii) the Borrower will, and will cause each Restricted Subsidiary to, at all times preserve and keep in full force and effect all of its material rights and franchises; provided, however, that the partnership or corporate existence of any Restricted Subsidiary, and any right or franchise of the Borrower or any Restricted Subsidiary, may be terminated notwithstanding this Section 7.3 if, in the good faith judgment of the Borrower, such termination (x) is in the best interest of the Borrower and the Restricted Subsidiaries, (y) is not disadvantageous to the Agent or the Banks in any material respect and (z) would not have a reasonable likelihood of having a Material Adverse Effect.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times comply with all laws, regulations and statutes (including without limitation any zoning or building ordinances) applicable to it, except for failures to so comply which, individually or in the aggregate, would not present a reasonable likelihood of having a Material Adverse Effect.

(c) The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any lines of business other than its current Business as defined in this Agreement and other activities incidental or related to the Business.

7.4 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay all material Taxes, Other Taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries, or any Assets or in respect of any of its or any of its Subsidiaries’ franchises, business, income or profits when the same becomes due and payable, and all claims (including without limitation claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any Assets, and promptly reimburse the Banks for any such Taxes, Other Taxes, assessments, charges or claims paid by them; provided, that no such Tax, Other Tax, assessment, charge or claim need be paid or reimbursed if it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and be adequate in the good faith judgment of the General Partner.

7.5 Maintenance of Properties: Insurance. (a) The Borrower shall, and shall cause each Restricted Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all intellectual property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(b) The Borrower will, and will cause each Restricted Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurance companies (or through self-insurance in accordance with applicable law), insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against, and in such amounts as customarily maintained, by companies in the same or similar businesses operating in the same or similar locations. The Borrower will, from time to time, deliver to the Agent upon its request a detailed list of all insurance maintained by the Borrower and its Restricted Subsidiaries, together with copies of all policies of insurance then in effect and a statement including the names of insurance companies (or stating that such risks are self insured), amounts of insurance, dates of expiration thereof and risks covered thereby.

7.6 Guarantors. Promptly, and in any event within 15 days thereof, upon any Person becoming a Restricted Subsidiary of the Borrower, the Borrower will cause such Restricted Subsidiary to execute and deliver to the Agent such appropriate documents to become a guarantor under the Subsidiary Guarantee. Notwithstanding the foregoing, until the AEPLP Available Date, the Borrower shall not be required to cause AEPLP or any of AEPLP’s Subsidiaries, and neither AEPLP nor any of its Subsidiaries shall be required to comply with this Section 7.6.

7.7 Further Assurances. At any time and from time to time promptly, the Borrower shall, at its expense, execute and deliver to the Agent and each Bank such further instruments and documents, and take such further action, as the Agent or any Bank may from time to time reasonably request, in order to further carry out the intent and purpose of this Agreement and the other Loan Documents and to establish, perfect, preserve and protect the rights, interests and remedies created, or intended to be created, in favor of the Banks hereunder and thereunder.

7.8 Designations With Respect to Subsidiaries. (a) The Borrower may designate any Restricted Subsidiary or newly acquired or formed Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, in each case subject to satisfaction of the following conditions:

(i) immediately before and after giving effect to such designation, no Default or Event of Default shall exist and be continuing; and

(ii) in the case of a designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, the conditions set forth in subsection (ii)(A) of Section 8.8(c) (the “Sale Condition”) and Section 8.4(h) (the “Investment Condition”) would be satisfied, assuming for this purpose that such designation (and all prior designations of Restricted Subsidiaries or newly acquired or formed Subsidiaries as Unrestricted Subsidiaries during the current fiscal year) constitutes a sale by the Borrower of (in the case of the Sale Condition), and an Investment by the Borrower in an amount equal to (in the case of the Investment Condition), all the assets of the Subsidiary so designated, in each case for an amount equal to (x) the net book value of such assets in the case of a Restricted Subsidiary and (y) the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary (such amounts being herein referred to as “Designation Amounts” and deemed to constitute Net Proceeds for the purposes of the Sale Condition); provided, however, that notwithstanding anything to the contrary contained herein, until the AEPLP Guaranty Date, AEPLP and each of its Subsidiaries shall at all times remain Restricted Subsidiaries and in no event shall the Borrower have any right to redesignate AEPLP or any of its Subsidiaries as an Unrestricted Subsidiary.

(b) A Subsidiary that has twice previously been designated an Unrestricted Subsidiary may not thereafter be designated as a Restricted Subsidiary.

(c) The Borrower shall deliver to the Agent and each Bank, within 20 Business Days after any such designation, an Officers’ Certificate stating the effective date of such designation and stating that the foregoing conditions contained in this Section 7.8 have been satisfied. Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate.

(d) All Investments, Indebtedness, Liens, Guaranty Obligations and other obligations that an Unrestricted Subsidiary (the “Designee”) has at the time of being designated a Restricted Subsidiary hereunder shall be deemed to have been acquired, made or incurred, as the case may be, at the time of such designation and in anticipation of such Designee becoming a Subsidiary and of acquiring its assets (except as otherwise specifically provided in Section 8.1(h).

7.9 Covenants of the General Partner and Petrolane. (a)   Petrolane covenants that it will not engage (directly or indirectly) in any business or activity other than any of the lines of business and activities conducted by it on the Closing Date. The General Partner covenants that it will not create any Liens on the general partnership interests in the Borrower or the Public Partnership and each of the General Partner and Petrolane covenant that it will maintain and keep in effect its corporate existence and franchises, except, with respect to Petrolane, as permitted pursuant to Section 7.9(e).

(b) Except, with respect to Petrolane, in the event of the dissolution or merger of Petrolane as permitted by Section 7.9(e), each of the General Partner and Petrolane will deliver to the Agent, on behalf of the Banks, and the Agent will promptly distribute to each Bank at their respective addresses as set forth on Schedule 12.2 hereto, or such other office as may be designated by the Agent and Banks from time to time, (i) financial statements as to itself of the same character described in, and at the times specified in, Sections 7.1(a) and 7.1(b) with respect to the Borrower, in each case certified and reported on in the same manner as the Borrower Financials (except that the financial statements of Petrolane need not be audited), and (ii) with reasonable promptness, such other information and data (financial or other) with respect to the General Partner or Petrolane, as the case may be, as may from time to time be reasonably requested by the Agent.

(c) The General Partner will perform and comply with all of its obligations under the Partnership Agreement, will enforce the Partnership Agreement against each other party thereto and will not accept the termination of the Partnership Agreement or any amendment or supplement thereof or modification or waiver thereunder, unless any such failure to perform, comply or enforce or any such acceptance would not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect.

(d) Section 6.5 of the Partnership Agreement (the “Incorporated Covenant”) as in effect on the Closing Date, together with all related definitions, is hereby incorporated herein in the form included in the Partnership Agreement on April 19, 1995 and without regard to any subsequent amendments or waivers of the provisions of, or any termination of, the Partnership Agreement. The General Partner agrees to fully perform and comply with the Incorporated Covenant.

(e) Notwithstanding anything to the contrary contained herein, Petrolane may be dissolved or may merge with or into the General Partner or a wholly owned subsidiary of UGI that provides a guaranty of the Obligations (the “Guaranteeing Entity”) if the General Partner or such Guaranteeing Entity, as the case may be, is the surviving entity so long as, in connection with such dissolution or merger, all of the assets of Petrolane are distributed to, or otherwise held entirely by, the General Partner or such Guaranteeing Entity immediately following such dissolution or merger.

7.10 Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent and each Bank or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other Borrower records. Upon the occurrence and during the continuance of any Default or Event of Default the Borrower hereby authorizes its independent public accountant to discuss the Borrower’s financial matters with the Agent and each Bank or any of their respective representatives provided that a representative of the Borrower is present. So long as a Default or Event of Default has occurred and is continuing, the Borrower shall pay any fees of the Agent, each Bank and such independent public accountant incurred in connection with the Agent’s or any Bank’s exercise of its rights pursuant to this Section.

7.11 Environmental Covenant. The Borrower will, and will cause each of the Restricted Subsidiaries to:

(a) comply with all applicable Environmental Laws and any permit, license, or approval required under any Environmental Law, except for failures to so comply which would not present a reasonable likelihood of having a Material Adverse Effect;

(b) store, use, release, or dispose of any Hazardous Material in compliance with Environmental Laws at any property owned or leased by the Borrower or any of its Restricted Subsidiaries, except where such non-compliance would not present a reasonable likelihood of having a Material Adverse Effect;

(c) avoid committing any act or omission which would cause any Lien to be asserted against any property owned by the Borrower or any of its Restricted Subsidiaries pursuant to any Environmental Law, except where such Lien would not present a reasonable likelihood of having a Material Adverse Effect;

(d) use, handle or store propane in compliance with Environmental Laws, except where such non-compliance would not present a reasonable likelihood of having a Material Adverse Effect;

(e) take all steps required by Environmental Law to cure any violation thereof disclosed in Schedule 6.19; and

(f) provide such information and certificates which the Agent or any Bank may reasonably request from time to time to evidence compliance with this Section 7.11.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, shall remain outstanding, unless the Required Banks waive compliance in writing:

8.1 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except that:

(a) the Borrower may become and remain liable with respect to the Indebtedness evidenced by the First Mortgage Notes and Long Term Funded Debt incurred in connection with any extension, renewal, refunding or refinancing of Indebtedness evidenced by the First Mortgage Notes, provided, that the principal amount of such Long Term Funded Debt shall not exceed the principal amount of such Indebtedness evidenced by the First Mortgage Notes, together with any accrued interest and prepayment charges with respect thereto, being extended, renewed, refunded or refinanced;

(b) the Borrower may become and remain liable with respect to the Indebtedness evidenced by the Existing Credit Agreement and Long Term Funded Debt incurred in connection with any extension, renewal, refunding or refinancing of Indebtedness evidenced by the Existing Credit Agreement, provided, that the principal amount of such Long Term Funded Debt shall not exceed the principal amount of such Indebtedness evidenced by the Existing Credit Agreement, together with any accrued interest and prepayment charges with respect thereto, being extended, renewed, refunded or refinanced;

(c) subject to Section 8.4(c) any Restricted Subsidiary may become and remain liable with respect to unsecured Indebtedness of such Restricted Subsidiary owing to the Borrower or to a Wholly-Owned Restricted Subsidiary, and the Borrower may become and remain liable with respect to unsecured Indebtedness owing to a Wholly-Owned Restricted Subsidiary provided it is subordinated to the Obligations at least to the extent provided in the subordination provisions set forth in Exhibit F;

(d) the Borrower may become and remain liable with respect to unsecured Indebtedness of the Borrower owing to the General Partner or an Affiliate of the General Partner, provided, that (i) the aggregate principal amount of such Indebtedness outstanding at any time shall not be in excess of $50,000,000 and (ii) such Indebtedness is created and is outstanding under an agreement or instrument pursuant to which such Indebtedness is subordinated to the Obligations at least to the extent provided in the subordination provisions set forth in Exhibit F;

(e) the Borrower may become and remain liable with respect to Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(f) the Borrower and its Restricted Subsidiaries may become and remain liable with respect to the Indebtedness described on Schedule 6.7;

(g) the Borrower may become and remain liable with respect to obligations under Interest Rate Agreements entered into to hedge interest rate risk;

(h) any Person that after the Closing Date becomes a Restricted Subsidiary may become and remain liable with respect to any Indebtedness to the extent such Indebtedness existed at the time such Person became a Subsidiary (and was not incurred in anticipation of such Person becoming a Subsidiary); provided, that (x) immediately before and after giving effect to such Person becoming a Restricted Subsidiary, no Default or Event of Default shall exist and (y) if such Indebtedness is secured, such Liens are permitted under Section 8.3(h);

(i) the Borrower and any Restricted Subsidiary may become and remain liable with respect to Indebtedness relating to any business acquired by or contributed to the Borrower or such Restricted Subsidiary or which is secured by a Lien on any property or assets acquired by or contributed to the Borrower or such Restricted Subsidiary to the extent such Indebtedness existed at the time such business or property or assets were so acquired or contributed (and was not incurred in anticipation thereof) and if such Indebtedness is secured by such property or assets, such security interest (x) does not extend to or cover any other property of the Borrower or any of the Restricted Subsidiaries and (y) is permitted under Section 8.3(h), and that immediately after giving effect to such acquisition or contribution, no Default or Event of Default shall exist;

(j) Capitalized Lease Liabilities not in excess of $10,000,000 at any time outstanding;

(k) the Borrower may become and remain liable with respect to Indebtedness incurred by the Borrower (i) to finance the making of expenditures for the improvement or repair (to the extent such improvements and repairs may be capitalized on the books of the Borrower in accordance with GAAP) of or additions (including additions by way of acquisitions or capital contributions of businesses and related assets) to Assets or (ii) by assumption of Indebtedness in connection with additions (including additions by way of acquisitions or capital contributions of businesses and related assets) to Assets or to extend, renew, refund or refinance any such Indebtedness; provided, that (x) the amount of such assumed Indebtedness shall not exceed the purchase price of such additions and (y) any such extensions, renewals, refundings or refinancings of any such Indebtedness shall not exceed the principal amount thereof; and

(l) The Borrower may incur any other Indebtedness not described in clauses (a) through (k) of this Section 8.1 in an amount not in excess of $5,000,000.

Further, notwithstanding anything in this Agreement to the contrary, until the AEPLP Guaranty Date, the Borrower will not permit AEPLP or any of its Subsidiaries to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than (i) Indebtedness of the type described in Section 8.1(c), (ii) the Indebtedness of AEPLP on the date of closing of the Columbia Acquisition, as disclosed in the Columbia Purchase Agreement (which amount was not in excess of $10,000,000), and (iii) the Indebtedness of AEPLP owing to the Borrower which is evidenced by the Intercompany Note to the extent that the aggregate principal amount outstanding thereunder does not exceed $137,997,000.

Notwithstanding the foregoing, Section 8.1(i) and (k) shall not have an outstanding aggregate amount in excess of $50,000,000.00.

8.2 Minimum Interest Coverage. The Borrower will not permit the ratio of EBITDA to Consolidated Interest Expense as at any fiscal quarter end for the four fiscal quarters then ending to be less than 3.00 to 1.0.

8.3 Liens, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens for taxes, assessments or other governmental charges the payment of which is not yet due and payable or which is being contested in compliance with Section 7.4 hereof;

(b) Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings and (i) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or (ii) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable; and precautionary Liens in favor of lessors under capital leases and leases of equipment in the ordinary course of business;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

(d) other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(e) Liens securing reimbursement obligations under letters of credit, provided in each case that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

(f) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

(g) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either (i) are granted, entered into or created in the ordinary course of the business of the Borrower or any Restricted Subsidiary or (ii) do not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect;

(h) Liens existing on any property of any Person at the time it becomes a Subsidiary of the Borrower, or existing at the time of acquisition upon any property acquired by the Borrower or any such Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Borrower or such Subsidiary to pay all or any part of the purchase price (a “Purchase Money Lien”) of property (including without limitation Capital Stock and other securities) acquired by the Borrower or a Restricted Subsidiary, provided, that (i) any such Lien shall be confined solely to such item or items of property and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for use specifically in connection with such acquired property, (ii) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by such Purchase Money Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Borrower and the Restricted Subsidiaries of such property and (B) the fair market value of such property at the time of the acquisition thereof (as determined in good faith by the General Partner), (iii) any such Purchase Money Lien shall be created not later than 30 days after the acquisition of such property and (iv) any such Lien (other than a Purchase Money Lien) shall not have been created or assumed in contemplation of such Person’s becoming a Subsidiary of the Borrower or such acquisition of property by the Borrower or any Subsidiary;

(i) Liens securing other obligations otherwise permitted under this Agreement, including, but not limited to, Capitalized Lease Obligations, which obligations secured by such Liens shall not exceed an amount equal to 3% of Consolidated Net Tangible Assets at such time;

(j) Liens securing the First Mortgage Notes that attach to the assets of the Borrower or any Restricted Subsidiary pursuant to Section 1.3 of either of the First Mortgage Note Agreements; provided, that at no time when such Liens exist, shall the Leverage Ratio exceed 2.00 to 1.00; and

(k) easements, exceptions or reservations in any property of the Borrower or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Borrower or any Restricted Subsidiary.

Notwithstanding anything in this Agreement to the contrary, until the AEPLP Guaranty Date, other than Liens permitted by subsections (a), (b), (c), (d), (f), (g), (h) and (i) of this Section 8.3, the Borrower will not permit AEPLP or any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of AEPLP or such Subsidiary, whether such property or assets are now owned or held or hereafter acquired, or any income or profits therefrom.

8.4 Investments, Contingent Obligations, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) make or own any Investment in any Person (including an Investment in a Subsidiary of the Borrower), (ii) create or become liable with respect to any Contingent Obligation with respect to any Indebtedness of a Control Affiliate, or (iii) create or become liable with respect to any Contingent Obligation (provided, however, that nothing contained in this Section 8.4, except clause (ii) above, is intended to limit the making of any Contingent Obligation which would be permitted as Indebtedness under Section 8.1), except:

(a) the Borrower or any Restricted Subsidiary may make and own Investments in the following (collectively, “Cash Equivalents”):

(i) marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc.;

(iii) commercial paper maturing no more than 270 days from the date of creation thereof and having as of the date of acquisition thereof one of the two highest ratings obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc.;

(iv) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada, (A) the commercial paper or other short term unsecured debt obligations of which are as of such date rated either A-2 or better (or comparably if the rating system is changed) by Standard & Poor’s Rating Group or Prime-2 or better (or comparably if the rating system is changed) by Moody’s Investors Service, Inc. or (B) the long-term debt obligations of which are as at such date rated either A or better (or comparably if the rating system is changed) by either Standard & Poor’s Rating Group or A-2 or better or comparably if the rating system is changed by Moody’s Investors Service, Inc. (“Permitted Banks”);

(v) Eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(vi) bankers’ acceptances eligible for rediscount under requirements of the FRB and accepted by Permitted Banks, and

(vii) obligations of the type described in clause (i), (ii), (iii), (iv) or (v) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Borrower or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

(b) the Borrower or any Restricted Subsidiary may acquire Capital Stock or other ownership interests, whether in a single transaction or a series of related transactions, of a Person (i) located in the United States or Canada, (ii) incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia and (iii) engaged in substantially the same business as the Borrower such that, upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;

(c) subject to the provisions of subsection (h) below, the Borrower or any Restricted Subsidiary may make and own Investments (in addition to Investments permitted by subsections (a), (b), (d), (e), (f) and (g) of this Section 8.4) in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia which is engaged in the United States or Canada in substantially the same business as the Borrower; provided, that (i) the aggregate amount of all such Investments made by the Borrower and its Restricted Subsidiaries following April 19, 1995 (including without limitation the transactions contemplated by this Agreement) and outstanding pursuant to this subsection (c) and subsection (h) below shall not at any date of determination exceed 10% of Total Assets (the “Investment Limit”), provided, that in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the Borrower and its Restricted Subsidiaries may invest up to $25,000,000 (the “Annual Limit”) pursuant to the provisions of this subsection (c), but the unused amount of the Annual Limit shall not be carried over to any future years and provided, further, that neither the Annual Limit nor the Investment Limit shall include the aggregate principal amount of the Intercompany Note outstanding on August 21, 2001 to the extent that such amount is not in excess of $137,997,000 at the time of determination, and (ii) such Investments shall not be made in Capital Stock or Indebtedness of the Public Partnership or any of its Subsidiaries (other than the Borrower and the Restricted Subsidiaries);

(d) the Borrower or any Restricted Subsidiary may make and own Investments (x) arising out of loans and advances to employees incurred in the ordinary course of business not in excess of $1,000,000 at any time outstanding, (y) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and (z) acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

(e) the Borrower and any Restricted Subsidiary may create or become liable with respect to any Contingent Obligation constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

(f) the Borrower and any Restricted Subsidiary may create and become liable with respect to any Interest Rate Agreements;

(g) any Restricted Subsidiary may make Investments in the Borrower;

(h) the Borrower or any Restricted Subsidiary may make or own Investments in Unrestricted Subsidiaries, provided, that the Net Amount of Unrestricted Investment shall not at any time exceed $5,000,000 (and subject to the limitations specified in subsection (c) above);

(i) the Borrower may own Investments consisting of the Intercompany Note to the extent that the aggregate principal amount of the Intercompany Note does not exceed $137,990,000;

(j) AEPI, AEPH and AEPLP may remain liable for any obligations, warranties or indemnities set forth in the National Propane Purchase Agreement as such agreement is in effect on the August 28, 2003; and

(k) the Borrower may remain (i) liable for its indemnification and guarantee obligations under the Columbia Purchase Agreement, as in effect on August 21, 2001, and (ii) under the Keep Well Agreement, as in effect on August 21, 2001.

Notwithstanding the foregoing, the Borrower may have outstanding undrawn letters of credit not in excess of $100,000,000.

8.5 Restricted Payments. The Borrower will not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that the Borrower may declare or order, and make, pay or set apart, once during each calendar quarter a Restricted Payment if (a) such Restricted Payment is in an amount not exceeding Available Cash for the immediately preceding calendar quarter, and (b) immediately after giving effect to any such proposed action no Event of Default (or Default under Sections 9.1(a), (f) or (g)) shall exist and be continuing. The Borrower will comply with, and accrue on its books, the reserve provisions required under the definition of Available Cash. The Borrower will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash. The Borrower will not permit any Restricted Subsidiary to declare, order, pay or make any Restricted Payment or to set apart any sum or property for any such purpose (it being understood that nothing in this Section 8.5 shall prohibit any such Restricted Subsidiary from declaring, ordering, paying, making, or setting apart any sum or property for, any payment or other distribution or dividend to (i) the Borrower or any Wholly-Owned Restricted Subsidiary and (ii) so long as no Default or Event of Default shall occur and be continuing, all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis) (with any such distribution or dividend to a Control Affiliate being subject to the limitation of the first sentence of this Section 8.5).

8.6 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction with any Affiliate, including without limitation the purchase, transfer, disposition, sale, lease or exchange of assets or the rendering of any service, unless (1)(a) such transaction or series of related transactions is on fair and reasonable terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which would be obtained in an arm’s-length transaction at the time such transaction is agreed upon between Persons which are not Affiliates, and (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $15,000,000, the Borrower shall have delivered an Officers’ Certificate to the Agent certifying that such transaction or series of transactions complies with the preceding clause (a) and that such transaction or series of transactions has been approved by a majority of the Board of Directors of the General Partner (including a majority of the Disinterested Directors), or (2) such transaction or series of related transactions is between the Borrower and any Wholly-Owned Restricted Subsidiary or between two Wholly-Owned Restricted Subsidiaries, provided, however, that this Section 8.6 will not restrict the Borrower, any Restricted Subsidiary or the General Partner from entering into (i) any employment agreement, stock option agreement, restricted stock agreement or other similar agreement or arrangement in the ordinary course of business, (ii) transactions permitted by Section 8.5 and (iii) transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the Borrower, its Subsidiaries and its Affiliates.

8.7 Subsidiary Stock and Indebtedness. The Borrower will not:

(a) directly or indirectly sell, assign, pledge or otherwise dispose of any Indebtedness of or any shares of stock or similar interests of (or warrants, rights or options to acquire stock or similar interests of) any Restricted Subsidiary, except to a Wholly-Owned Restricted Subsidiary;

(b) permit any Restricted Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Indebtedness of the Borrower or any other Restricted Subsidiary, or any shares of stock or similar interests of (or warrants, rights or options to acquire stock or similar interests of) any other Restricted Subsidiary, except to the Borrower or a Wholly-Owned Restricted Subsidiary;

(c) permit any Restricted Subsidiary to have outstanding any shares of stock or similar interests which are preferred over any other shares of stock or similar interests in such Restricted Subsidiary owned by the Borrower or a Wholly-Owned Restricted Subsidiary unless such shares of preferred stock or similar interests are owned by the Borrower or a Wholly-Owned Restricted Subsidiary; or

(d) permit any Restricted Subsidiary directly or indirectly to issue or sell (including without limitation in connection with a merger or consolidation of such Subsidiary otherwise permitted by Section 8.8(a)) any shares of its stock or similar interests (or warrants, rights or options to acquire its stock or similar interests) except to the Borrower or a Wholly-Owned Restricted Subsidiary;

provided, that (i) any Restricted Subsidiary may sell, assign or otherwise dispose of Indebtedness of the Borrower if, assuming such Indebtedness were incurred immediately after such sale, assignment or disposition, such Indebtedness would be permitted under Section 8.1 (other than Section 8.1(c)) (in which case such Indebtedness need not be subject to the subordination provisions required by Section 8.1(c)) and (ii) subject to compliance with Section 8.8(c), all Indebtedness and shares of stock or partnership interests of any Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary may be simultaneously sold as an entirety for an aggregate consideration at least equal to the fair value thereof (as determined in good faith by the General Partner) at the time of such sale if (x) such Restricted Subsidiary does not at the time own (A) any Indebtedness of the Borrower or any other Restricted Subsidiary (other than Indebtedness which, if incurred immediately after such transaction, would be permitted under Section 8.1, other than Section 8.1(c)) (in which case such Indebtedness need not be subject to the subordination provisions required by Section 8.1(c)) or (B) any stock or other interest in any other Restricted Subsidiary which is not also being simultaneously sold as an entirety in compliance with this proviso or Section 8.8(b)(ii) and (iii) AEPLP may issue or sell its Capital Stock to the Special Limited Partner (as defined in the AEPLP Partnership Agreement) of AEPLP in accordance with Section 5.3 of the AEPLP Partnership Agreement, as such Section 5.3 was in effect on August 21, 2001.

8.8 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

(a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

(i) any Restricted Subsidiary may consolidate with or merge into the Borrower or a Wholly-Owned Restricted Subsidiary if the Borrower or a Wholly-Owned Restricted Subsidiary, as the case may be, shall be the surviving Person and if, immediately after giving effect to such transaction, no Default or Event of Default shall exist and be continuing; and

(ii) any entity (other than a Restricted Subsidiary) may consolidate with or merge into the Borrower or a Wholly-Owned Restricted Subsidiary if the Borrower or a Wholly-Owned Restricted Subsidiary, as the case may be, shall be the surviving Person and if, immediately after giving effect to such transaction, (x) the Borrower (1) shall not have a Consolidated Net Worth, determined in accordance with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower most recently delivered pursuant to Section 7.1(b)(iii), of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, satisfaction of this requirement to be set forth in reasonable detail in an Officers’ Certificate delivered to the Agent at the time of such transaction, and (2) shall not be liable with respect to any Indebtedness or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement (including without limitation under Section 8.1 or 8.3) on the date of such transaction, (y) substantially all of the assets of the Borrower and its Restricted Subsidiaries shall be located and substantially all of their business shall be conducted within the United States and Canada and (z) no Default or Event of Default shall exist and be continuing; and

(iii) subject to compliance with Section 12.1, the Borrower may consolidate with or merge into any other entity if (w) the surviving entity is a corporation or limited partnership organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, with substantially all of its properties located and its business conducted (without giving effect to the properties owned by, and the business conducted by, Unrestricted Subsidiaries) within the United States and Canada, (x) such corporation or limited partnership expressly and unconditionally assumes the obligations of the Borrower under this Agreement, and the other Loan Documents, and delivers to the Agent an opinion of counsel reasonably satisfactory to the Required Banks with respect to the due authorization and execution of the related agreement of assumption and the enforceability of such agreement against such corporation or partnership, (y) immediately after giving effect to such transaction, such corporation or limited partnership (1) shall not have (without giving effect to Unrestricted Subsidiaries) a Consolidated Net Worth, determined in accordance with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower most recently delivered pursuant to Section 7.1(b)(iii), of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, satisfaction of this requirement to be set forth in reasonable detail in an Officers’ Certificate delivered to the Agent at the time of such transaction, (2) shall not be liable with respect to any Indebtedness or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement (including without limitation under Section 8.1 or 8.3) on the date of such transaction and (z) immediately after giving effect to such transaction no Default or Event of Default shall exist and be continuing; or

(b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

(i) any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all its assets to the Borrower or to a Wholly-Owned Restricted Subsidiary; and

(ii) subject to compliance with clause (c) of this Section 8.8, any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all its assets as an entirety for an aggregate consideration at least equal to the fair value thereof (as determined in good faith by the General Partner) at the time of such sale if (x) the assets being sold, leased or otherwise disposed of do not include (A) any Indebtedness of the Borrower or any other Restricted Subsidiary (other than Indebtedness which, if incurred immediately after such transaction, would be permitted under Section 8.1 (other than Section 8.1(c)) so long as such Indebtedness is held by a Person other than the Borrower or a Restricted Subsidiary), in which case such Indebtedness need not be subject to the subordination provisions required by Section 8.1(d) or (B) any stock of or other equity interest in any other Restricted Subsidiary which is not also being simultaneously sold as an entirety in compliance with this subsection (b)(ii) or the proviso of Section 8.7; and

(iii) subject to compliance with Section 12.1, the Borrower may sell, lease or otherwise dispose of all or substantially all its assets to any corporation or limited partnership into which the Borrower could be consolidated or merged in compliance with subsection (a)(iii) of this Section 8.8, provided, that each of the conditions set forth in such subsection (a)(iii) shall have been fulfilled; or

(c) (1) sell, lease, convey, abandon or otherwise dispose of any of its assets (except in a transaction permitted by subsection (a)(i), (a)(iii), (b)(i) or (b)(iii) of this Section 8.8 or sales of inventory in the ordinary course of business consistent with past practice), including by way of a Sale and Lease-Back Transaction, or (2) issue or sell Capital Stock of the Borrower or any Subsidiary (other than to the Borrower or a Wholly-Owned Restricted Subsidiary), in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions (each of the foregoing non-excepted transactions, an “Asset Sale”), unless:

(i) immediately after giving effect to such proposed disposition, no Default or Event of Default shall exist and be continuing; and

(ii) (A) the consideration received for such assets is at least equal to their aggregate fair market value (as determined in good faith by the Board of Directors of the General Partner) at the time of such disposition and that such consideration has been applied or is being held for application in accordance with the terms of this Agreement and (B) at least 80% of the consideration therefor received is in the form of cash; provided, however, that the amount of (1) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Loans) that are assumed by the transferee of any such assets and (2) any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are immediately converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this clause (B); and provided, further, that the 80% limitation referred to in this clause (B) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% limitation.

Notwithstanding the foregoing, Asset Sales shall not be deemed to include (1) any transfer of assets or issuance or sale of Capital Stock by the Borrower or any Restricted Subsidiary to the Borrower or a Wholly-Owned Restricted Subsidiary, (2) any transfer of assets or issuance or sale of Capital Stock by the Borrower or any Restricted Subsidiary to any Person in exchange for other assets used in a line of business permitted under Section 7.3(c) and having a fair market value (as determined in good faith by the General Partner) not less than that of the assets so transferred or Capital Stock so issued or sold and (3) any transfer of assets pursuant to an Investment permitted by Section 8.4.

8.9 Use of Proceeds. (a) The Obligors will not, and will not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act or (v) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

(b) The proceeds of the Revolving Loans will be used for working capital purposes and general purposes of the Borrower and its Restricted Subsidiaries.

8.10 Change in Business. The Borrower will not, and will not suffer or permit any Restricted Subsidiary to, engage in any material line of business substantially different from the Business.

8.11 Accounting Changes. The Borrower will not, and will not suffer or permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

8.12 Intentionally Omitted

8.13 Receivables. The Borrower will not, and will not permit any Restricted Subsidiary to, discount, pledge or sell (with or without recourse) any of its accounts or notes receivable, except for sales of receivables (i) made in the ordinary course of business with a face amount not to exceed $500,000 in the aggregate which have been sold and remain unpaid by the account debtors, (ii) without recourse which are seriously past due and which have been substantially written off as uncollectible or collectible only after extended delays, (iii) from a Restricted Subsidiary to the Borrower or (iv) made in connection with the sale of a business but only with respect to the receivables directly generated by the business so sold.

8.14 Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time to exceed 4.00 to 1.00. For purposes of this Section 8.14, the Borrower may elect whether to calculate EBITDA (i) as at the end of any fiscal quarter for the four full consecutive fiscal quarters most recently ended or (ii) as at the end of any fiscal quarter for the eight full consecutive fiscal quarters most recently ended (in which case EBITDA shall be divided by two); provided, that on any given date of determination, the Borrower shall calculate EBITDA for the same period used by the Borrower on such date of determination in calculating EBITDA for purposes of determining its compliance with Section 8.15.

8.15 Minimum Consolidated EBITDA. The Borrower will not permit EBITDA to be less than $200,000,000 (as calculated pursuant to the following sentence). For purposes of this Section 8.15, the Borrower may elect whether to calculate EBITDA (i) as at the end of any fiscal quarter for the four full consecutive fiscal quarters most recently ended or (ii) as at the end of any fiscal quarter for the eight full consecutive fiscal quarters most recently ended (in which case EBITDA shall be divided by two); provided, that on any given date of determination, the Borrower shall calculate EBITDA for the same period used by the Borrower on such date of determination in calculating EBITDA for purposes of determining its Leverage Ratio pursuant to Section 8.14.

8.16 Acquisitions. After the date hereof and until the AEPLP Guaranty Date, the Borrower will not, and will not permit any Restricted Subsidiary to, make any Acquisition unless, after giving effect to the consummation of such Acquisition (including any substantially concurrent mergers), (a) all PP&E Assets acquired in connection with such Acquisition shall be owned by the Borrower or a Restricted Subsidiary, (b) the aggregate net book value of the PP&E Assets of AEPLP and its Subsidiaries (both prior to and after giving effect to such Acquisition) shall not exceed the sum of (i) 33-1/3% of the aggregate net book value of all PP&E Assets of the Borrower and its Restricted Subsidiaries and (ii) $70,000,000 and (c) the aggregate net book value (as determined in good faith by the General Partner) of all PP&E Assets acquired by AEPLP or any of its Subsidiaries in any fiscal year pursuant to Acquisitions (other than PP&E Assets acquired with the proceeds of any prior or concurrent Capped Investments or PP&E Transfers) (“AEPLP Acquisitions”) shall not, together with any Capped Investments and any PP&E Transfers made in such fiscal year pursuant to Section 8.18(a) and Section 8.18(b)(iii), respectively, in the aggregate, exceed (i) $35,000,000, plus (ii) the amount of any Carryover Threshold (such sum is referred to herein as the “PP&E Acquisition/Investment/Transfer Limit”). “Carryover Threshold” shall mean, for any fiscal year, an amount equal to the PP&E Acquisition/Investment/Transfer Limit for the prior fiscal year minus the aggregate AEPLP Acquisitions, Capped Investments and PP&E Transfers in such prior fiscal year, provided, that the Carryover Threshold shall in no event exceed $92,957,000. As June 30, 2008 the Carryover Threshold was $100,000,000 and the PP&E Acquisition/Investment/Transfer Limit for the period ending June 30, 2008 was $127,957,000.

8.17 Limitation on Restricted Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into, or suffer to exist, any agreement (other than the National Propane Purchase Agreement) with any Person which, directly or indirectly, prohibits or limits the ability of any Restricted Subsidiary to (a) pay dividends or make other distributions to the Borrower or prepay any Indebtedness owed to the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its properties or assets to the Borrower.

8.18 AEPLP. Notwithstanding anything in this Agreement to the contrary (including the final paragraph of Section 8.8 hereof), until the first date as of which AEPLP and each of its Subsidiaries have become guarantors under the Subsidiary Guarantee in accordance with Section 7.6 hereof (such date, the “AEPLP Guaranty Date”), provided, that (A) the Subsidiary Guarantee of each Subsidiary of AEPLP may be subject and subordinate to the guaranty of such Subsidiary held by the Borrower to secure the obligation of such Subsidiary to guarantee, upon terms and conditions satisfactory to the Agent, and (B) the Subsidiary Guarantee of AEPLP may be subject and subordinate to the obligations of AEPLP under the Intercompany Note and the Intercompany Loan, upon terms and conditions satisfactory to the Agent:

(a) Investments. The Borrower will not, and will not permit any Restricted Subsidiary (other than AEPLP and its Subsidiaries) (each, a “Non-AEPLP Restricted Subsidiary”) to, directly or indirectly, make or own any Investment in AEPLP or any of its Subsidiaries, except for Investments in AEPLP or its Subsidiaries permitted under Sections 8.4(b), (c), (d), (e), and (i) and Section 8.18(b) hereof; provided, however, that the aggregate net book value (as determined in good faith by the General Partner) of all such Investments made pursuant to Sections 8.4(b) and (c) (the “Capped Investments”) in any fiscal year shall not, together with any AEPLP Acquisitions and PP&E Transfers made in such fiscal year pursuant to Section 8.16 and Section 8.18(b)(iii), respectively, in the aggregate, exceed the PP&E Acquisition/Investment/Transfer Limit for such fiscal year.

(b) Asset Transfers. The Borrower will not, and will not permit any Non-AEPLP Restricted Subsidiary to, directly or indirectly, sell, lease, convey or otherwise transfer, directly or indirectly, any of its assets to AEPLP or any Subsidiary of AEPLP, including by way of a Sale and Lease-Back Transaction (each, a “Transfer”), except that:

(i) the Borrower may, and may permit any Non-AEPLP Restricted Subsidiary to, Transfer to AEPLP or any of its Subsidiaries assets, provided, that (A) such assets (“Non-PP&E Assets”) would not, in accordance with the past practice of the Borrower, be classified and accounted for as “property, plant and equipment” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (B) the consideration paid by AEPLP or its Subsidiaries to the Borrower or a Non-AEPLP Restricted Subsidiary for such Non-PP&E Assets is at least equal to the transferor’s aggregate net book value therefor and (C) the aggregate amount of propane inventory (by number of gallons) of AEPLP and its Subsidiaries shall not at any time exceed 40% of the aggregate amount of propane inventory (by number of gallons) of the Borrower and the Restricted Subsidiaries;

(ii) the Borrower may, and may permit any Non-AEPLP Restricted Subsidiary to, Transfer to AEPLP or any of its Subsidiaries assets in exchange for other assets used in the line of business permitted under Section 8.10 and having a fair market value (as determined in good faith by the General Partner, and the Managing General Partner (as defined in the AEPLP Partnership Agreement) of AEPLP) not less than that of the assets so Transferred;

(iii) the Borrower may, and may permit any Non-AEPLP Restricted Subsidiary to, Transfer (a “PP&E Transfer”) to AEPLP or any of its Subsidiaries PP&E Assets (together with associated working capital), provided, that (A) the aggregate net book value (as determined in good faith by the General Partner) of all PP&E Assets that are Transferred by the Borrower or a Non-AEPLP Restricted Subsidiary to AEPLP or any of its Subsidiaries in any fiscal year shall not, together with any AEPLP Acquisitions and Capped Investments made in such fiscal year pursuant to Section 8.16 and Section 8.18(a), respectively, in the aggregate, exceed the PP&E Acquisition/Investment/Transfer Limit for such fiscal year; (B) the consideration paid by AEPLP or its Subsidiaries to the Borrower or any Non-AEPLP Restricted Subsidiary for such PP&E Assets is at least equal to the transferor’s net book value therefor; and (C) the aggregate net book value of all PP&E Assets of AEPLP and its Subsidiaries shall not at any time exceed the sum of (i) 33-1/3% of the aggregate net book value of all PP&E Assets of the Borrower and its Restricted Subsidiaries and (ii) $70,000,000; and

(iv) the limitations contained in Sections 8.16(b) and (c) and Sections 8.18(b)(iii)(A) and (C) shall not apply to or prohibit or otherwise restrict (A) any Investment in AEPLP or any of its Subsidiaries permitted by Section 8.18(a), (B) any lease of real or personal property from the Borrower or a Restricted Subsidiary (other than AEPLP and its Subsidiaries), as lessor, to AEPLP or a Subsidiary of AEPLP, as lessee, (C) any Transfer of assets by the Borrower or any Non-AEPLP Restricted Subsidiary to AEPLP or any of its Subsidiaries if (1) such assets consist of the proceeds, or assets purchased or subsequently funded with the proceeds, of a sale of equity interests or debt of the Public Partnership or the General Partner to an entity other than the Borrower or any Restricted Subsidiaries, and (2) such Transfer is made within one year of such equity or debt sale (3) in the case of a subsequent funding, such proceeds are used to repay Senior Indebtedness of the Borrower (other than Indebtedness incurred previously pursuant to Section 8.1(e)) or Indebtedness incurred by the Borrower to make Acquisitions of assets that have been Transferred to AEPLP, or (D) any AEPLP Acquisition (1) if the assets acquired are purchased in exchange for equity interests or debt of the Public Partnership or the General Partner or (2)(x) if the assets acquired are purchased or subsequently funded with the proceeds of a sale of equity interests or debt by the Public Partnership or the General Partner to an entity other than the Borrower or any Restricted Subsidiary, (y) such AEPLP Acquisition is made within one year of such equity or debt sale and (z) in the case of a subsequent funding, such proceeds are used to repay Senior Indebtedness of the Borrower (other than Indebtedness incurred pursuant to Section 8.1(c) or Indebtedness incurred by the Borrower to make AEPLP Acquisitions.

(c) AEPLP Partnership Agreement. The Borrower will not, and will cause its Subsidiaries to not, (i) permit the AEPLP Partnership Agreement, as in effect on the Closing Date, to be amended, modified or supplemented in any respect if such amendment, modification or supplement would adversely affect the rights or powers of the Managing General Partner, or any successor General Partner (each as defined in the AEPLP Partnership Agreement), with respect to the liquidation, dissolution or winding-up of the affairs of AEPLP or any disposition of assets, discharge of liabilities or distribution of assets in connection therewith (including but not limited to any modification to Section 12.1 of the Partnership Agreement) or (ii) permit AEPLP to admit any Person as a Class A Limited Partner or any Managing General Partner (as defined in the AEPLP Partnership Agreement).

(d) Trade Accounts Payable. The Borrower will not permit AEPLP and its Subsidiaries to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to an aggregate amount of trade accounts payable (including but not limited to amounts owed under equipment leases) in excess of $15,000,000 at any time, provided, that the amount of any (a) AEPLP Taxes, fines or penalties owing by AEPLP and its Subsidiaries to any Governmental Authority and (b) obligations of AEPLP and its Subsidiaries owing to the Borrower or any Restricted Subsidiary, shall in each case be excluded from the calculation of the aggregate amount of trade accounts payables pursuant to this Section 8.18(d).

In addition, both prior to and after the AEPLP Guaranty Date, the Borrower will not, and will cause its Subsidiaries to not, permit the Intercompany Note to be amended, modified or supplemented in any respect if such amendment, modification or supplement would materially and adversely affect the rights of the holder of the Intercompany Note (in its capacity as a holder of the Intercompany Note), including, without limitation, any modification of the July 19, 2009, maturity date of the outstanding principal amount thereunder.

8.19 Amendments to Existing Credit Agreement. Borrower shall not enter into any material amendments, modifications or supplements to the Existing Credit Agreement without the written consent of the Agent.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay the Agent or any Bank, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, any interest, fee, or any other amount payable to the Agent or the Banks hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty made in writing by any Obligor, or any Restricted Subsidiary made or deemed made herein, in any other Loan Document or which is contained in any certificate, financial statement or other document of such Obligor or such Restricted Subsidiary required to be delivered hereunder, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. There shall be a default in the performance of, or compliance with, any term contained in Section 7.1(b)(viii), Section 7.3(a)(i), any of Sections 8.1 through 8.9, inclusive, Section 8.14 (and, in the case of the first sentence of Section 8.14, such default shall continue unremedied for a period of 30 days), Section 8.15, or Section 8.18, provided, however, that (i) with respect to (A) incurrence of Indebtedness in violation of Section 8.1 in an aggregate outstanding principal amount which is less than $5,000,000, (B) incurrence of a Lien in violation of Section 8.3 which secures Indebtedness which is in an aggregate outstanding principal amount of less than $5,000,000 (other than a Lien incurred in violation of Section 8.3(j)), (C) transactions with an Affiliate in violation of Section 8.6 involving an aggregate amount of less than $2,000,000, (D) the making of any Investment or creation of a Contingent Obligation in violation of Section 8.4 involving an aggregate amount of less than $2,000,000, or (E) the entering into of any transaction in violation of Section 8.7 involving an aggregate amount of less than $2,000,000, there shall be no Event of Default under this clause (c) unless the aggregate amount of all violations under clauses (A) through (E) exceeds $8,000,000 on any date of determination or any such violation shall remain uncured for 30 days after a Responsible Officer becomes aware of any such violation and (ii) with respect to incurrence of a Lien in violation of Section 8.3(j), there shall be no Event of Default under this clause (c) unless such violation shall remain uncured for 90 days; or

(d) Other Defaults. Any Obligor, or any Restricted Subsidiary fails to perform or observe any other term or covenant contained in this Agreement (including, without limitation, such defaults of Sections 8.1, 8.3, 8.4, 8.6 and 8.7 not arising due to an Event of Default pursuant to the proviso to the immediately preceding subsection (c)(i)), or in any other Loan Document and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Obligors by the Agent or the Required Banks; or

(e) Cross-Default. The Borrower, any Restricted Subsidiary, the General Partner, any of its Subsidiaries or the Public Partnership or any of its Subsidiaries (other than the Partnership Unrestricted Subsidiaries) (as principal or guarantor or other surety) shall default in the payment of any amount of principal of or premium or interest on any Senior Indebtedness, the Existing Credit Agreement or any other Indebtedness, other than the Obligations (regardless of whether or not such payment default shall have been waived by the holders of such Indebtedness); or any event shall occur or condition shall exist in respect of any Indebtedness of the Borrower, any Restricted Subsidiary, the General Partner, any of its Subsidiaries or the Public Partnership or any of its Subsidiaries (other than the Partnership Unrestricted Subsidiaries) or under any evidence of any such Indebtedness or under any mortgage, indenture or other agreement relating thereto, and the effect of such event or condition is to cause (or to permit one or more Persons to cause) such Indebtedness to become due or be repurchased or repaid before its stated maturity or before its regularly scheduled dates of payment (other than pursuant to mandatory prepayment provisions pursuant to a (1) Change of Control or similar transaction or (2) prepayment under circumstances and on terms substantially identical to, and not inconsistent with, Section 9.3(b) of each of the First Mortgage Note Agreements as in effect on the Closing Date to the extent it relates to Excess Taking Proceeds, as defined therein, in each case not involving a default) or to permit the holders thereof to cause the Borrower, any Restricted Subsidiary, the General Partner, any of its Subsidiaries or the Public Partnership or any of its Subsidiaries (other than the Partnership Unrestricted Subsidiaries) to repurchase or repay such Indebtedness (other than pursuant to mandatory prepayment provisions pursuant to a (1) Change of Control or similar transaction or (2) prepayment under circumstances and on terms substantially identical to, and not inconsistent with, Section 9.3(b) of each of the First Mortgage Note Agreements as in effect on the Closing Date to the extent it related to Excess Taking Proceeds, as defined therein, in each case not involving a default), and such default, event or condition shall continue for more than the period of grace, if any, specified therein (regardless of whether or not such default, event or condition shall have been waived by the holders of such Indebtedness); provided, that the aggregate principal amount of all Indebtedness as to which such a default (payment or other), event or condition shall occur or exist exceeds $7,500,000; or

(f) Insolvency Voluntary Proceedings. Any Obligors, or any Significant Subsidiary Group (i) ceases or fails to be solvent, or admits in writing its inability to pay its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course (except, as to Petrolane, upon the dissolution or merger of Petrolane as permitted pursuant to Section 7.9(f)); (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Obligor, or any Significant Subsidiary Group, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Obligor’s, or any such Significant Subsidiary Group’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Obligor, or any such Significant Subsidiary Group admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Obligor, or any such Significant Subsidiary Group acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) Judgments. Any judgment or order for the payment of money in excess of $9,000,000 and not covered by insurance shall be rendered against any of the Obligors or any Significant Subsidiary Group, and either

(a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(b) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and prior to the expiration of such 60-day period, the judgment shall not have been discharged.

(i) Pension Plans. Any of the following events shall occur with respect to any Pension Plan and such events, either alone or together, present a reasonable likelihood of having a Material Adverse Effect:

(a) the institution of any steps by any Obligor, or any other Person to terminate a Pension Plan maintained or sponsored by an Obligor, or any Subsidiary of an Obligor; or

(b) an ERISA Event.

(j) Change of Control. There occurs any Change of Control; or

(k) Loan Documents. Any Loan Document shall (except in accordance with its terms) in whole or in part, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto (except, as to Petrolane, upon the dissolution or merger of Petrolane as permitted pursuant to Section 7.9(f)); the Borrower, General Partner, Petrolane or any other Credit Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability except as permitted by this Agreement; or

(l) Excess Sale Proceeds. The Borrower fails to cause an amount equal to any “Excess Sale Proceeds” (as defined in the Existing Credit Agreement) to be applied as provided in Section 8.8(c)(ii)(B)(x) of the Existing Credit Agreement within 360 days of the date of the disposal of assets giving rise to such proceeds, unless on the last day of such 360 day period (or if such day is not a Business Day, the immediately preceding Business Day) the Borrower (i) prepays Loans pursuant to Section 2.6 in an amount equal to or greater than the amount of such “Excess Sale Proceeds” or (ii) if the amount of Loans outstanding on such day is less than the amount of such “Excess Sale Proceeds,” prepays all outstanding Loans pursuant to Section 2.6 and also reduces Commitments pursuant to Section 2.5 such that the aggregate amount of such prepaid Loans and Commitment reductions equals or exceeds the amount of such “Excess Sale Proceeds.”

9.2 Remedies. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Banks, take any or all of the following actions:

(a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors;

(c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Agent or any Bank.

9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.4 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable, as set forth in the proviso to Section 9.2) any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article IV) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article IV), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE X

THE AGENT

10.1 Appointment and Authorization. (a) Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3 Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

10.6 Credit Decision. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent herein, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Agent.

10.8 Agent in Individual Capacity. Wachovia and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Wachovia were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Wachovia or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wachovia shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent, and the terms “Bank” and “Banks” include Wachovia in its individual capacity.

10.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term “Agent” shall mean such successor administrative agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such retiring Agent or any other Bank. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X and Sections 12.4 and 12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

10.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Sections 2.10, 3.8 and 12.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 12.4.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.

10.11 Collateral and Guaranty Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, to the extent applicable,

(a) to release any Lien, if any, on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Banks;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Purchase Money Lien; and

(c) to release any Restricted Subsidiary from its obligations under the Subsidiary Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, each Bank will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Restricted Subsidiary from its obligations under the Subsidiary Guarantee pursuant to this Section 10.11.

10.12 Other Agents; Arranger and Managers. None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.13 Withholding Tax. (a) (i) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Bank and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Bank is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement, (B) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

(ii) Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Agent on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Bank under Section 4.1 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8BEN, W-8ECI or W-8IMY pursuant to this Section 10.13(a) or (B) if such Bank shall have failed to satisfy the foregoing provisions of this Section 10.13(a); provided that if such Bank shall have satisfied the requirement of this Section 10.13(a) on the date such Bank became a Bank or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.13(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 4.1 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank or other Person for the account of which such Bank receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under Section 4.1.

(b) Upon the request of the Agent, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Banks under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Agent.

ARTICLE XI

GUARANTEE

11.1 Each Guaranteed Obligation. Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees the Obligations; provided, however, that each Guarantor shall be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. Each Guarantor understands, agrees and confirms that the Agent may enforce this Article XI up to the full amount of the Obligations against each Guarantor, subject as aforesaid, without proceeding against the Borrower, against any security for the Obligations, or under any other Guaranty covering the Obligations.

11.2 Obligations Exclusive. The liability of each Guarantor hereunder is exclusive and independent of any security for or other Guaranty Obligation of the Obligations whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other Guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Indebtedness of the Borrower, or (c) any payment on or in reduction of any such other Guaranty Obligation or undertaking except to the extent such payment is applied to the Obligations or such reduction results from application of a payment to the Obligations, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Bank or the Agent on the amounts which the Banks or the Agent repay the Borrower pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

11.3 Obligations Independent. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

11.4 Waiver of Notice. Each Guarantor hereby waives notice of acceptance of this Agreement and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Agent or any Bank against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor).

11.5 Guarantee of Payment. This Agreement is a guarantee of payment and not of collection. The Agent or any Bank may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(i)	change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantee made in this Agreement shall apply to the Obligations as so changed, extended, renewed or altered;

(ii)	sell, exchange, release, surrender, realize upon or otherwise deal with, in any manner and in any order, any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(iii)	exercise or refrain from exercising any rights against the Borrower or any Guarantor or others or otherwise act or refrain from acting;

(iv)	settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower;

(v)	apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Banks regardless of what liabilities of the Borrower remain unpaid;

(vi)	consent to or waive any breach of, or any act, omission or default under any Senior Indebtedness, any documents evidencing the Senior Indebtedness, or any of other instrument or agreement, or otherwise amend, modify or supplement the Senior Indebtedness, any documents evidencing the Senior Indebtedness, or any other instrument or agreement; and/or

(vii)	fail to perfect any Lien that may be granted to the Agent or to or for the benefit of any of the Banks to secure any of the Obligations.

11.6 Obligations Unconditional. (a) The obligations of each Guarantor under this Agreement are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated (except in accordance with the terms hereof) or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation: (i) any action or inaction by the Agent or the Banks as contemplated in Section 11.5; (ii) any invalidity, irregularity or unenforceability of all or part of the Obligations or of any security therefor; or (iii) to the extent permitted by applicable law, any other act or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. The obligations of each Guarantor hereunder are primary obligations of each Guarantor.

(b) The obligations of each Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise returned by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.7 Continuing Guarantee. This Agreement is a continuing one and all liabilities to which it applies (or may apply) under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Guarantor in any case shall (i) entitle such Guarantor to any other further notice or demand in similar or other circumstances except for any notice or demand required hereunder or (ii) constitute a waiver of the rights of the Agent or any Bank to any other or further action in any circumstances without notice or demand. It is not necessary for the Agent or any Bank to inquire into the capacity or powers of the officers, directors, partners or agents acting or purporting to act on behalf of any Guarantor or the Borrower, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

11.8 Subordination. Any Indebtedness of the Borrower now or hereafter held by any Guarantor, whether arising by subrogation, contribution or otherwise, is hereby subordinated to the Obligations as provided for below; and such Indebtedness of the Borrower to any Guarantor, if the Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Banks and be paid over to the Agent on account of the Obligations, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Agreement. Prior to the transfer to any non-Affiliate by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend, acceptable to the Agent, that the same is subject to this subordination.

11.9 Exhaustion of Remedies. (a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agent or the Banks to (i) proceed against the Borrower, any other Guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other Person or (iii) pursue any other remedy in the Agent’s or the Banks’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other Person other than payment in full of the Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Agent on behalf of the Banks may, at its election, foreclose on any security held by the Agent or the Banks by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent or the Banks may have against the Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Agent or the Banks, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Person or any security.

(b) Each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Agreement, and notices of the existence, creation or incurring of new or additional Indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Agent and the Banks shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

(c) Each Guarantor understands, is aware and hereby acknowledges that to the extent the Obligations are secured by real property located in the State of California, such Guarantor shall be liable for the full amount of its liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing each Guarantor’s or the Agent’s or any Bank’s right to proceed against the Borrower. Each Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under Section 2809 of the California Civil Code purporting to reduce a guarantor’s obligation in proportion to the principal obligation. Each Guarantor hereby waives all rights and benefits under Section 580a of the California Code of Civil Procedure purporting to limit the amount of any deficiency judgment which might be recoverable following the occurrence of a trustee’s sale under a deed of trust and all rights and benefits under Section 580b of the California Code of Civil Procedure stating that no deficiency judgment may be recovered on a real property purchase money obligation. Each Guarantor further understands, is aware and hereby acknowledges that if the Agent on behalf of the Banks elects to nonjudicially foreclose on any real property security located in the State of California, any right of subrogation of the Guarantors against the Agent or the Banks may be impaired or extinguished and that as a result of such impairment or extinguishment of subrogation rights, each Guarantor will have a defense to a deficiency judgment arising out of the operation of (i) Section 580d of the California Code of Civil Procedure which states that no deficiency judgment may be recovered on a note secured by a deed of trust on real property in case such real property is sold under the power of sale contained in such deed of trust, and (ii) related principles of estoppel. To the fullest extent permitted by law, each Guarantor hereby waives all rights and benefits and any defense arising out of the operation of Section 580d of the California Code of Civil Procedure and related principles of estoppel, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security. In addition, each Guarantor hereby waives, to the fullest extent permitted by applicable law and without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to such Guarantor under Section 726 of the California Code of Civil Procedure and all rights and benefits which might otherwise be available to such Guarantor under California Civil Code Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899, 3275 and 3433 (and any analogous or successor provisions to such Sections). Furthermore, each Guarantor hereby waives, to the fullest extent permitted by law, the benefits of the provisions of Nevada Revised Statutes §§ 40.430 et seq., 40.451 et seq., and 40.465 et seq. (and any analogous or successor provisions to such Sections).

(d) Each Guarantor agrees that, as between such Guarantor and the Agent and Banks, the Obligations may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) in accordance with the terms thereof for purposes of Section 11.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable) such Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by each Guarantor for purposes of Section 11.1.

11.10 Reinstatement. If claim is ever made upon the Agent or any Bank for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Obligor or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Banks and the Borrower, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Borrower do any of the following:

(a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.2);

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iv) below) any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the definition of “Required Banks” or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

(e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;

(f) release either or both of the Guarantors from their obligations under Article XI hereof;

(g) release all or substantially all of the Restricted Subsidiaries from their obligations under the Subsidiary Guarantee; or

(h) release all or substantially all the collateral, if any, securing the Obligations;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, as the case may be, and (ii) the fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

In connection with a proposed merger, consolidation or sale of all or substantially all of the assets of the Borrower in accordance with Section 8.8(a)(iii) or (b)(iii) to a corporation, the parties agree (i) to effect, simultaneously with such transaction, all necessary and appropriate modifications to the terms and conditions of this Agreement and the other Loan Documents to which it is a party (including without limitation the ability of the Borrower to make payments under Section 8.5, taking into account the effect of any change in the tax status of the Borrower on its financial condition and the applicable financial covenants) to reflect the corporate existence of such successor corporation and any other matters in form acceptable to the Required Banks, provided, that such modified terms and conditions convey to the parties substantially the same rights and obligations provided under the Loan Documents to which it is a party immediately prior to such transaction, and (ii) that any Default described in Section 9.1(j) which would result from such transaction shall not be asserted by the Agent or any Bank if after giving effect to such transaction UGI shall own directly or indirectly at least 51% of the voting shares of the corporation that is the successor to the Borrower.

In the event a Bank or Participant (as hereinafter defined) shall refuse to enter into or consent to any amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and such Bank’s or Participant’s consent is necessary for such amendment, waiver or modification to become effective, the Borrower may pay Obligations outstanding to any such nonconsenting Bank or to any Originating Bank having participated interests to any such nonconsenting Participant and reduce or eliminate any such Bank’s Commitment; provided, that the Borrower may take such action only if Banks representing at least 80% of the outstanding Commitments necessary therefor have entered into or consented to such amendment, waiver or modification and no Default or Event of Default then exists.

12.2 Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, if to the Borrower, the Agent, or any Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Agent, pursuant to Article II, shall not be effective until actually received by Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agent and the Banks. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agent and Banks. The Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.4 Costs and Expenses. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Wachovia (including in its capacity as Agent) within five Business Days after demand and receipt by the Borrower of reasonable supporting documentation for all reasonable costs and expenses incurred by Wachovia (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs (excluding allocated costs of internal legal counsel) incurred by Wachovia (including in its capacity as Agent) with respect thereto; and

(b) pay or reimburse the Agent within five Business Days after demand and receipt by the Borrower of reasonable supporting documentation for all reasonable costs and expenses incurred by the Agent in connection with any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Agent with respect thereto (provided, that the fees of any law firm or other external counsel, and the allocated costs of internal legal services, shall not both be reimbursed with respect to any amendment, supplement, waiver or modification relating to the same or any substantially similar matter); and

(c) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand and receipt by the Borrower of reasonable supporting documentation for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

The foregoing costs and expenses shall include all search, filing, recording, title insurance and fees and taxes related thereto incurred by the Agent, and, with respect to those costs and expenses referred to in Section 12.4(b) or 12.4(c) above, the reasonable cost of independent public accountants, appraisers and other outside experts retained by the Agent. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

12.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Obligors shall indemnify and hold harmless each Agent-Related Person, the Arranger, each Bank and their respective affiliates, directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages (other than consequential or exemplary damages), liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel, amounts paid in settlement and court costs) (collectively, the “Indemnified Liabilities”) which may be incurred by any such Indemnified Party as a result of a claim by a third party or asserted by a third party against any such Indemnified Party, in each case, in connection with or arising out of or in any way relating to or resulting from any transaction or proposed transaction (whether or not consummated) contemplated to be financed with the proceeds of any Loan or other financial accommodation contemplated hereby, and the Obligors hereby agree to reimburse each such Indemnified Party for any Attorneys’ Costs or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any action or proceeding (whether or not such Indemnified Party is a party to such action or proceeding) out of which any such losses, claims, damages, liabilities or expenses may arise; provided, however, that the Obligors shall not be required to reimburse the expenses of more than one counsel for all Indemnified Parties except to the extent that different Indemnified Parties shall have conflicting interests. Notwithstanding anything herein to the contrary, the Obligors shall not be liable or responsible for losses, claims, damages, costs and expenses incurred by any Indemnified Party arising out of or relating to such Indemnified Party’s own gross negligence or willful misconduct as either determined in a final, nonappealable judgment by a court of competent jurisdiction or otherwise agreed to in writing by such Indemnified Party and the Obligors. If for any reason the indemnification provided for herein is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated hereby, then the Obligors hereby agree to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Obligors, on the one hand, and such Indemnified Party, on the other hand, and also the respective fault of the Obligors, on the one hand, and such Indemnified Party, on the other hand, as the case may be, as well as any other relevant equitable considerations. This Section 12.5 shall survive the termination of this Agreement.

12.6 Liability. (a) The liability of the Obligors hereunder and under the Loan Documents shall be absolute, unconditional and irrevocable irrespective of:

(i) any lack of validity, legality or enforceability of this Agreement, any Note or any other Loan Document;

(ii) the failure of any Bank

(A) to enforce any right or remedy against any other Person (including any guarantor) under the provisions of this Agreement, the Note, any other Loan Document or otherwise, or

(B) to exercise any right or remedy against any guarantor of, or collateral, if any, securing, any Obligations;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;

(iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Credit Party for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Credit Party;

(v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Bank securing any of the Obligations; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Credit Party, any surety or any guarantor.

The Borrower agrees that its liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by any Bank, upon the insolvency, bankruptcy or reorganization of the Borrower as though such payment had not been made.

The Obligors hereby expressly waive: (a) notice of the Banks’ acceptance of this Agreement; (b) notice of the existence or creation or non-payment of all or any of the Obligations; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement and (d) all diligence in collection or protection of or realization upon the Obligations or any thereof any obligation hereunder, or any security for or guaranty of any of the foregoing.

No delay on any of the Banks’ part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Banks of any right or remedy, shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Banks permitted hereunder shall in any way affect or impair any such Banks’ rights or Obligors’ obligations under this Agreement.

Each Obligor hereby represents and warrants to each of the Banks that it now has and will continue to have independent means of obtaining information concerning the other Obligors’ affairs, financial condition and business. The Banks shall not have any duty or responsibility to provide any Obligor with any credit or other information concerning the Obligors’ Subsidiaries’ affairs, financial condition or business which may come into the Banks’ possession. Each of the Obligors agrees that any action or notice which is required or authorized to be taken or given or received under this Agreement or any of the Loan Documents shall be taken, given or received by the Borrower acting on behalf of the other Credit Parties (and not by Petrolane or the General Partner), and the other Credit Parties agree to be bound by, and authorizes the Agent and each Bank to rely upon, any such action or notice as if fully authorized by each of the Obligors.

12.7 Payments Set Aside. To the extent that the Borrower makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Obligors may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank. Any attempted assignment in violation of this provision shall be null and void.

12.9 Assignments, Participations. etc. (a) Any Bank may, with the written consent of the Borrower and the Agent, which consent of the Borrower shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided, that no written consent of the Borrower or the Agent shall be required in connection with any assignment and delegation by a Bank to (x) an Eligible Assignee that is an Affiliate of such Bank or (y) another Bank (each an “Assignee”)) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit D (an “Assignment and Acceptance”) and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $4,000; and provided, further, each Bank’s Pro Rata Share shall be the same in each type of Commitment.

(b) From and after the date that the Agent notifies the assignor Bank that it has received (and the Borrower and the Agent have provided their consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.3, 4.4, 12.4 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment).

(c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided, that the Borrower consents to such assignment in accordance with Section 12.9(a)), the Borrower shall, if requested by the Assignee or the assignor Bank thereunder, execute and deliver to the Agent new Notes evidencing such Assignee’s assigned Loans and Commitments and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank) and the assignor Bank shall deliver its Note or Notes marked “exchanged” or “cancelled,” as applicable, to the Agent. Immediately upon payment of the processing fee payment under the Assignment and Acceptance and the satisfaction of the other conditions set forth in Section 12.9(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

(d) The Agent shall maintain at its address referred to in Schedule 12.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan or other obligations shall be effective only upon an entry with respect thereto being made in the Register.

(e) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the “Originating Bank”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Bank’s obligations under this Agreement shall remain unchanged, (ii) the Originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Agent, and the other Banks shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.1 that directly affects such Participant. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3, 4.4 and 12.5 as though it were also a Bank hereunder (but not in any greater amounts than would have been payable to the Bank selling the participation if no participation were sold), and not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, provided such Participant agrees to be subject to Section 2.14 as though it were a Bank.

(f) Nothing contained in this Agreement shall prevent a Bank from pledging its interest in its Loans to a Federal Reserve Bank in the Federal Reserve System of the United States in accordance with applicable law.

(g) After payment in full of, and satisfaction of all Obligations under, any Note, the Bank or other party holding such Note agrees to promptly return such Note marked “Paid in Full” to the Borrower.

(h) Notwithstanding the foregoing provisions of this Section 12.9, no assignment or participation may be made if such assignment or participation involves, or could involve, the use of assets that constitute, or may be deemed under ERISA, the Code or any other applicable law, or any ruling or regulation issued thereunder, or any court decision, to constitute the assets of any employee benefit plan (as defined in section 3(3) of ERISA) or any plan as defined in section 4975(e)(1) of the Code).

12.10 Confidentiality. (a) Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (vii) with the written consent of the Borrower; (viii) to the extent such Information (ix) becomes publicly available other than as a result of a breach of this Section or (x) becomes available to the Agent or any Bank on a nonconfidential basis from a source other than a Credit Party; or (xi) to the National Association of Insurance Commissioners or any other similar organization.

(b) The Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Banks in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided, however, that information disclosed by the Agent or any Bank to any such market data collectors or similar service providers shall be of a type generally provided to such Persons in other transactions. For the purposes of this Section 12.10, “Information” means all information received from any Credit Party relating to any Credit Party or its business.

(c) The Borrower acknowledges that one or more of the Banks may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Bank or Banks, as applicable, may (i) maintain such lists or other records as they may determine are required by such Treasury Regulations and (ii) file such IRS forms as they may determine are required by such Treasury Regulations with written notice by the party making such filing to the Borrower.

(d) Any Person required to maintain the confidentiality of Information as provided in this Section 12.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Agent, the Banks and the Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.

12.11 Set-off. In addition to any rights and remedies of the Banks provided by law, upon the occurrence and during the continuance of any Event of Default, each Bank is authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the respective Credit Party against any and all Obligations owing to such Bank hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Bank agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.12 Notification of Addresses; etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

12.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

12.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Obligors, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

12.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE OBLIGORS, THE AGENT AND THE BANKS EACH CONSENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE OBLIGORS, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE OBLIGORS, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

12.17 Waiver of Jury Trial. EACH OF THE OBLIGORS, THE BANKS AND THE AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE OBLIGORS, THE BANKS AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.18 Entire Agreement. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.19 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.20 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Bank, regardless of any investigation made by the Agent or any Bank or on their behalf and notwithstanding that the Agent or any Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.21 Patriot Act. Each of the Banks and the Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

AMERIGAS PROPANE, L.P.

By:	AMERIGAS PROPANE, INC., as General Partner
By:

Name:
Title:

GUARANTORS:

AMERIGAS PROPANE, INC.

By:
Name:
Title:

PETROLANE INCORPORATED

By:
Name:
Title:

WACHOVIA BANK,

NATIONAL ASSOCIATION, as Agent, and as a Bank

By:

Name: Title:	Lawrence P. Sullivan Managing Director

CITIZENS BANK OF PENNSYLVANIA, as Syndication Agent and as a Bank

By:
Name:
Title:

TABLE OF CONTENTS

ARTICLE 1
Section 1.1
Section 1.2
Section 1.3
ARTICLE II
Section 2.1
Section 2.2
Section 2.3
Section 2.4
Section 2.5
Section 2.6
Section 2.7
Section 2.8
Section 2.9
Section 2.10
Section 2.11
Section 2.12
Section 2.13
Section 2.14
Section 2.15
ARTICLE III
ARTICLE IV
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
ARTICLE V
Section 5.1
Section 5.2
ARTICLE VI
Section 6.1
Section 6.2
Section 6.3
Section 6.4
Section 6.5
Section 6.6
Section 6.7
Section 6.8
Section 6.9
Section 6.10
Section 6.11
Section 6.12
Section 6.13
Section 6.14
Section 6.15
Section 6.16
Section 6.17
Section 6.18
Section 6.19
Section 6.20
Section 6.21
Section 6.22
Section 6.23
Section 6.24
Section 6.25
ARTICLE VII
Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 7.9
Section 7.10
Section 7.11
ARTICLE VIII
Section 8.1
Section 8.2
Section 8.3
Section 8.4
Section 8.5
Section 8.6
Section 8.7
Section 8.8
Section 8.9
Section 8.10
Section 8.11
Section 8.12
Section 8.13
Section 8.14
Section 8.15
Section 8.16
Section 8.17
Section 8.18
Section 8.19
ARTICLE IX
Section 9.1
Section 9.2
Section 9.3
Section 9.4
ARTICLE X
Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Section 10.9
Section 10.10
Section 10.11
Section 10.12
Section 10.13
ARTICLE XI
Section 11.1
Section 11.2
Section 11.3
Section 11.4
Section 11.5
Section 11.6
Section 11.7
Section 11.8
Section 11.9
Section 11.10
ARTICLE XII
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16
Section 12.17
Section 12.18
Section 12.19
Section 12.20
Section 12.21
DEFINITIONS
Certain Defined Terms
Other Interpretive Provisions
Accounting Principles
THE CREDITS
Amounts and Terms of Commitments
Loan Accounts
Procedure for Borrowing
Conversion and Continuation Elections
Voluntary Termination or Reduction of Commitments
Optional Prepayments
Mandatory Prepayments of Loans
Repayment
Interest
Fees
Computation of Fees and Interest
Payments by the Borrower
Payments by the Banks to the Agent, etc.
Sharing of Payments, etc.
Revolving Termination Date
INTENTIONALLY OMITTED
TAXES, YIELD PROTECTION AND ILLEGALITY
Taxes
Illegality
Increased Costs and Reduction of Return
Funding Losses
Inability to Determine Rates
Certificates of Banks
Substitution of Banks
Survival
CONDITIONS PRECEDENT
Conditions to Effectiveness
Conditions to All Borrowings
REPRESENTATIONS AND WARRANTIES
Organization, Standing, etc.
Partnership Interests and Subsidiaries
Qualification; Corporate or Partnership Authorization
Financial Statements
Changes, etc.
Tax Returns and Payments
Indebtedness
Transfer of Assets and Business
Litigation, etc.
Compliance with Other Instruments, etc.
Governmental Consent
Investment Company Act
Reserved
Reserved
Matters Relating to Petrolane
Matters Relating to the General Partner
ERISA Compliance
Use of Proceeds; Margin Regulations
Environmental Warranties
Copyrights, Patents, Trademarks and Licenses, etc.
Insurance
Full Disclosure
Defaults
PPD/GP Debt Contributions
Foreign Assets Control
AFFIRMATIVE COVENANTS
Information
Adequate Reserves
Partnership or Corporate Existence; Business; Compliance with Laws
Payment of Taxes and Claims
Maintenance of Properties: Insurance
Guarantors
Further Assurances
Designations With Respect to Subsidiaries
Covenants of the General Partner and Petrolane
Books and Records
Environmental Covenant
NEGATIVE COVENANTS
Indebtedness
Minimum Interest Coverage
Liens, etc.
Investments, Contingent Obligations, etc.
Restricted Payments
Transactions with Affiliates
Subsidiary Stock and Indebtedness
Consolidation, Merger, Sale of Assets, etc.
Use of Proceeds
Change in Business
Accounting Changes
Intentionally Omitted
Receivables
Leverage Ratio
Minimum Consolidated EBITDA
Acquisitions
Limitation on Restricted Agreements
AEPLP
Amendments to Existing Credit Agreement
EVENTS OF DEFAULT
Event of Default
Remedies
Rights Not Exclusive
Application of Funds
THE AGENT
Appointment and Authorization
Delegation of Duties
Liability of Agent
Reliance by Agent
Notice of Default
Credit Decision
Indemnification
Agent in Individual Capacity
Successor Agent
Agent May File Proofs of Claim
Collateral and Guaranty Matters
Other Agents; Arranger and Managers
Withholding Tax
GUARANTEE
Each Guaranteed Obligation
Obligations Exclusive
Obligations Independent
Waiver of Notice
Guarantee of Payment
Obligations Unconditional
Continuing Guarantee
Subordination
Exhaustion of Remedies
Reinstatement
MISCELLANEOUS
Amendments and Waivers
Notices and Other Communications; Facsimile Copies
No Waiver; Cumulative Remedies
Costs and Expenses
Indemnity
Liability
Payments Set Aside
Successors and Assigns
Assignments, Participations. etc.
Confidentiality
Set-off
Notification of Addresses; etc.
Counterparts
Severability
No Third Parties Benefited
Governing Law and Jurisdiction
Waiver of Jury Trial
Entire Agreement
Interest Rate Limitation
Survival of Representations and Warranties
Patriot Act
Schedules

Schedule 2.1 Schedule 6.2 Schedule 6.3 Schedule 6.7 Schedule 6.8(a) Schedule 6.9 Schedule 6.19 Schedule 6.20 Schedule 12.2	Commitments and Percentages
Partnership Interests; Subsidiaries; Restricted Subsidiaries; Other Investments
Foreign Qualifications
Permitted Indebtedness
Permits and Consents
Litigation
Environmental Liabilities
Copyrights, Patents, Trademarks and Licenses, Etc.
Agent’s Payment Office; Addresses for Notices
Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F	Notice of Borrowing Notice of Conversion/ Continuation Form of Compliance Certificate Form of Assignment and Acceptance Agreement Form of Promissory Note Form of Subordination Provisions